UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒    Filed by a Party other than the Registrant ☐

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☒	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to § 240.14a-12

PARAMETRIC TECHNOLOGY CORPORATION

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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PARAMETRIC TECHNOLOGY CORPORATION

140 KENDRICK STREET

NEEDHAM, MASSACHUSETTS 02494

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

We will hold the Annual Meeting of Stockholders of Parametric Technology Corporation at the time and location stated below.

Wednesday, March 3, 2010

8:30 a.m., local time

The Ritz-Carlton Hotel & Resort

280 Vanderbilt Road

Naples, Florida 34108

At this year’s Annual Meeting, we will ask you to:

•	Elect three directors to serve for the next three years;

•	Approve the performance goals under the 2009 Executive Cash Incentive Performance Plan;

•	Re-approve the performance goals under the 2000 Equity Incentive Plan;

•	Confirm the selection of PricewaterhouseCoopers LLP as PTC’s independent registered public accounting firm for the current fiscal year; and

•	Consider other business that may further or relate to the foregoing.

You may vote at the Annual Meeting if you were a PTC stockholder at the close of business on January 4, 2010.

Whether or not you expect to attend the meeting, we encourage you to vote your shares by proxy in advance of the meeting. You may vote your shares by internet, by telephone or, if you have requested a proxy card, by mail.

By Order of the Board of Directors

AARON C. VON STAATS

Secretary

Needham, Massachusetts

January 20, 2010

Directions to the Ritz-Carlton, Naples

From the North:

Take I-75 South to Exit 111 (Immokalee Road). Take Exit 111 and turn right onto Immokalee Road (State Road 846). Proceed 3 1/2 miles west until you reach the intersection of Immokalee Road and U.S. 41 (Tamiami Trail). Turn left onto U.S. 41; proceed one mile to the Vanderbilt Beach Road Intersection. Turn right onto Vanderbilt Beach Road. Proceed west for one mile. The Ritz-Carlton, Naples is located on the left hand side.

From the East:

Take I-75 North (toward Naples) to Exit 107 (Pine Ridge Road). Take Exit 107 and turn left onto Pine Ridge Road. Proceed until you reach the intersection of Airport Pulling Road. Turn right onto Airport Pulling Road. Turn left onto Vanderbilt Beach Road and proceed for 3 miles. The Ritz-Carlton, Naples is located on the left hand side.

PROXY STATEMENT FOR THE PARAMETRIC TECHNOLOGY CORPORATION

2010 ANNUAL MEETING OF STOCKHOLDERS

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

Notice of Internet Availability of Proxy Materials.  We are making this proxy statement and our annual report available to stockholders at www.proxyvote.com. On January 20, 2010, we will begin mailing to our stockholders a notice containing instructions on how to access and review this proxy statement and our annual report at that website. The notice also instructs you how you may submit your proxy over the Internet. If you would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in the notice.

Why This Proxy Statement Was Provided to You.  As a stockholder, you have the right to attend and vote at the Parametric Technology Corporation (PTC) 2010 Annual Meeting of Stockholders. If you attend the Annual Meeting, you may vote your shares directly. Whether or not you attend, you may vote by proxy, by which you direct another person to vote your shares at the meeting on your behalf. The PTC Board of Directors is soliciting your proxy to encourage your participation in voting at the meeting and to obtain your support for the proposals presented. The proxy statement explains the proposals to be voted on at the Annual Meeting.

You have one vote for each share of common stock that you owned at the close of business on the record date, January 4, 2010. On that date, there were 117,622,653 shares of common stock outstanding. Common stock is our only class of voting stock.

How You May Vote by Proxy.  You may vote by proxy using the Internet or the telephone by following the instructions on your notice or your proxy card, as applicable. If you requested a printed set of materials, you may also vote by mail by signing, dating and returning the proxy card.

Please note that there are separate telephone and Internet arrangements depending on whether you are a registered stockholder (that is, if you hold your stock in your own name) or you hold your shares in “street name” (that is, in the name of a brokerage firm or bank that holds your securities account). In either case, you must follow the procedures described on your notice or proxy card.

When you vote, you are giving your “proxy” to the individuals we have designated to vote your shares at the meeting as you direct. If you do not make specific choices, they will vote your shares to:

•	elect the three current directors nominated by the Board;

•	approve the performance goals under 2009 Executive Cash Incentive Performance Plan;

•	re-approve the performance goals under 2000 Equity Incentive Plan; and

•	confirm the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm.

If any matter not listed in the Notice of Meeting is properly presented at the Annual Meeting, they will vote your shares in accordance with their best judgment. As of the date hereof, we knew of no matters that needed to be acted on at the meeting other than as discussed in this proxy statement.

Whether you plan to attend the Annual Meeting or not, we encourage you to vote promptly. Voting promptly will not affect your right to attend the Annual Meeting. If you wish to vote at the Annual Meeting despite having voted previously, you may do so by following the procedure described below under “Revoking Your Proxy” and “How You May Vote in Person.”

Revoking Your Proxy.  You may change your vote after you have voted as described below.

Registered Stockholders. You may revoke your proxy by following any of these procedures:

•	If you voted by Internet or telephone, vote again using the Internet or telephone (which will supersede your earlier vote); or

•	If you voted by executing a proxy card, send in another signed proxy card with a later date; or

•	Send a letter revoking your proxy to PTC’s Secretary at the address indicated on page 59 under “STOCKHOLDER PROPOSALS AND NOMINATIONS”; or

•	Attend the Annual Meeting, notify us in writing that you are revoking your proxy and vote in person.

Street Name Holders. You must follow the procedures required by the brokerage firm or bank through which you hold your shares to revoke your proxy. You should contact that firm directly for more information on those procedures.

How You May Vote in Person.  You may attend the Annual Meeting and vote by ballot. If your shares are held in street name, you must bring an account statement or letter from the brokerage firm or bank showing that you were the beneficial owner of the shares on January 4, 2010 in order to be admitted to the meeting. If you are not the holder of record, you will need to obtain a “legal proxy” from the holder of record in order to be able to vote at the Annual Meeting.

Votes Required; Effect of Abstentions and Broker Non-Votes.

•	The directors elected at the meeting will be those receiving the highest number of votes.

•	The approval of the performance goals under the 2009 Executive Cash Incentive Performance Plan may be approved by the affirmative vote of a majority of the votes cast.

•	The re-approval of the performance goals under the 2000 Equity Incentive Plan may be approved by the affirmative vote of a majority of the votes cast.

•	Confirmation of the selection of PricewaterhouseCoopers LLP may be approved by the affirmative vote of a majority of the votes cast.

If you abstain from voting, or if your broker or bank does not vote on any proposal because it has not received instructions from you and does not have the authority to vote in its discretion (a broker non-vote), it will not count as a vote for or against a proposal.

Voting and Tabulation of the Votes are Confidential.  We keep all the proxies, ballots and voting tabulations confidential. The Inspectors of Election will forward to management any written comments that you make on the proxy card without providing your name.

Disclosure of Voting Results.  We will provide the voting results on our website at www.ptc.com following the Annual Meeting and in a Current Report on Form 8-K filed with the Securities and Exchange Commission within four business days after the Annual Meeting.

Costs of Soliciting Proxies.  PTC will pay all the costs of soliciting proxies. In addition to mailing the notices and providing these proxy materials, our directors and employees may solicit proxies by telephone, fax or other electronic means of communication, or in person. We will reimburse banks, brokers, nominees and other fiduciaries for the expenses they incur in forwarding the proxy materials to you.

Stockholders Sharing the Same Surname and Address.  In some cases, stockholders holding their shares in a brokerage or bank account who share the same surname and address and have not given contrary instructions received only one copy of the notice. This practice is designed to reduce duplicate mailings and save printing and postage costs as well as natural resources. If you would like to have a separate copy of the notice or our annual report and/or proxy statement mailed to you or to receive separate copies of future mailings, please submit your request to the address or phone number that appears on your notice or proxy card. We will deliver such additional copies promptly upon receipt of such request.

In other cases, stockholders receiving multiple copies at the same address may wish to receive only one. If you would like to receive only one copy if you now receive more than one, please submit your request to the address or phone number that appears on your notice or proxy card.

Additional Questions.  If you have any questions about the Annual Meeting or your ownership of PTC common stock, please contact PTC Investor Relations by telephone at (781) 370-5000 or e-mail at IR@ptc.com.

Obtaining a Copy of Our Annual Report on Form 10-K

A copy of our Annual Report on Form 10-K for the year ended September 30, 2009 was made available with this proxy statement.

You may obtain another copy of our Annual Report on Form 10-K free of charge:

•	on our website at www.ptc.com,

•	on the SEC’s website at www.sec.gov, or

•	by contacting PTC Investor Relations at:

Investor Relations

Parametric Technology Corporation

140 Kendrick Street

Needham, MA 02494-2714

Phone:  (781) 370-5000

Email:  ir@ptc.com

DISCUSSION OF PROPOSALS

PROPOSAL 1:	ELECT THREE DIRECTORS

Upon the recommendation of the Nominating & Corporate Governance Committee, the Board of Directors has nominated three current directors — Paul Lacy, Robert Schechter, and Michael Porter — for new, three-year terms expiring at the 2013 Annual Meeting and recommends that you vote for their election.

Mr. Schechter and Mr. Lacy were elected to the Board of Directors effective in September and December of 2009, respectively, as a result of our search for two new directors. The Nominating & Corporate Governance Committee selected each of Mr. Schechter and Mr. Lacy after an extensive search process conducted with the assistance of a professional search firm retained by the Committee. The search firm used the criteria provided by the Committee, which included financial expertise and technology industry experience, to identify potential candidates. Members of the Committee, the Board and the PTC executive team met with each of the candidates selected by the Committee to assess whether the candidate would be a valuable addition to the Board. Upon conclusion of the process, the Committee nominated each of Mr. Schechter and Mr. Lacy for election to the Board.

The nomination of Mr. Schechter was based on his leadership experience as Chairman and Chief Executive Officer of NMS Communications Corporation, his strength in the area of business strategy, his knowledge of and experience in the technology market, and his financial acumen. Earlier in his career, Mr. Schechter was a Partner at Coopers & Lybrand LLP, an accounting firm.

The nomination of Mr. Lacy was based on his legal and financial background, his experience as President and as Chief Financial Officer of Kronos Incorporated, his experience transforming Kronos from a small hardware company to a large global enterprise software company, and his international experience.

Professor Porter has served on the PTC Board since 1995. The nomination of Professor Porter for re-election was based on his credentials and expertise in the areas of business and corporate strategy and international competitiveness, his contributions as a member of the Corporate Development Committee and of the Board of Directors as a whole, and his expected future contributions.

Additional information with respect to the Nominating & Corporate Governance Committee’s process for selecting and evaluating director nominees is described under “The Nominating & Corporate Governance Committee” on page 16. There were no nominees for director proposed by PTC stockholders.

The following table contains background information about each of the nominees. Information about their holdings of PTC stock is set forth in “Stock Owned by Directors and Officers” on page 25.

Class II Director Nominees	Director Since	Term Expires
Paul A. Lacy, age 62	2009	2010

President (Retired), Kronos Incorporated, a global enterprise software company. Mr. Lacy served as President and Secretary of Kronos from May 2006 through June 2008. Prior to that, Mr. Lacy served as President, Chief Financial and Administrative Officer, Treasurer and Secretary of Kronos from November 2005 through April 2006, and as Executive Vice President and Chief Financial and Administrative Officer of Kronos from April 2002 through October 2005.

Michael E. Porter, age 62	1995	2010

Bishop William Lawrence University Professor based at Harvard Business School. Professor Porter has been a Professor at Harvard Business School since 1973 and has been a University Professor since 2001. He is also a director of Thermo Fisher Scientific Inc.

Robert P. Schechter, age 61	2009	2010

Chief Executive Officer (Retired), NMS Communications Corporation, a provider of hardware and software solutions for the communications industry. Mr. Schechter served as Chairman and Chief Executive Officer of NMS from 1995 to 2008. Mr. Schechter is also a director of Unica Corporation.

The Board of Directors recommends that you vote FOR the election of Paul Lacy, Michael Porter, and Robert Schechter as Class II directors.

PROPOSAL 2:	APPROVE THE PERFORMANCE GOALS UNDER THE 2009 EXECUTIVE CASH INCENTIVE PERFORMANCE PLAN

The Proposal

We are seeking stockholder approval of the general business criteria that may be used to establish performance goals under the 2009 Executive Cash Incentive Performance Plan so that PTC may deduct amounts paid to certain of our executive officers under that plan from our corporate income taxes.

Limitation on Deductibility of Compensation Expense under Section 162(m)

Section 162(m) of the U.S. Internal Revenue Code limits the tax deductibility of compensation paid to our four highest compensated executive officers (other than our chief financial officer) to $1 million each unless the compensation is “performance-based” as defined in Section 162(m). Section 162(m) requires that the general business criteria of any performance goals that are established by the Committee be approved and periodically re-approved by stockholders in order for amounts paid under the plan to be considered performance-based and deductible by us. If the performance goals are not approved, cash incentive amounts paid to those officers may not be deemed performance-based compensation and will not be deductible by us.

Performance-Based Compensation and the Cash Incentive Plan

We use performance-based compensation as a significant portion of our executives’ compensation to align their interests with those of our stockholders. The cash incentive plan provides for cash payments to executives based on the achievement of performance goals established at the beginning of the performance period. We selected a variety of performance goals for use under the cash incentive plan to enable us to structure such performance-based compensation from year to year in the way that we believe will best incentivize our executives to achieve our business plan and maximize stockholder value.

A copy of the cash incentive plan is attached as Appendix A to this proxy statement and a summary of the material terms, including a list of the general business criteria that may be used to establish performance goals, appears below.

Benefits of Approving the Performance Goals under the Cash Incentive Plan

The cash incentive plan enables us to provide cash performance-based compensation to our executives that aligns their interests with those of stockholders in a tax efficient manner. Our ability to deduct the performance-based compensation we pay these executives enables us to reduce the expense of compensating these executives. Accordingly, we believe approval of the performance goals under the cash incentive plan benefits stockholders and ask that you approve the performance goals.

The Board of Directors recommends that you vote FOR approval of the performance goals under the 2009 Executive Cash Incentive Performance Plan.

Summary of the 2009 Executive Cash Incentive Performance Plan

Administration	The cash incentive plan is administered by the Compensation Committee of the Board of Directors. The Committee is composed of at least two members of our Board who meet certain tests under the U.S. tax and securities laws for independence from PTC management.

Eligibility and Participation	The Committee may make awards to executive officers of PTC who the Committee deems capable of contributing to the successful performance of PTC. Nine executive officers of PTC are currently eligible to participate in the plan.

Types of Awards	The Committee may make cash awards subject to achievement of performance goals established by the Committee.

Award Determination	Early in each performance period, the Committee establishes the plan participants, the performance goals and the target bonus award for each participant. At the end of the performance period, the Committee determines the level of achievement of the performance goals and calculates the amount of the award earned for each participant based on such achievement.

Performance Goals	The Committee may establish performance goals applicable to awards that are based on one or a combination of the business criteria set forth below. The Committee selects the level of achievement that must be attained for any performance goal selected before payment of any award is made. The business criteria upon which performance goals may be based are:

• revenue
•     revenue growth
•     sales
•     expenses
•     margins
•     net income
•     earnings or earnings per share
•     cash flow
•     shareholder return
•     return on investment
•     return on invested capital, assets, or
equity
•     profit before or after tax
•     operating profit
•     return on research and development
investment
•     market capitalization
• new product releases	• quality improvements
•     brand or product recognition or
acceptance (including market share)
•     cycle time reductions
•     customer satisfaction measures
•     strategic positioning or marketing
programs or campaigns
•     strategic accounts or alliances or
partnerships
•     business or information systems or
organizational improvements
•     expense management
•     infrastructure support programs
•     human resource programs
•     customer programs
•     technology development programs
• merger or acquisition integration

Limitation on Individual Grants	The maximum amount that may be awarded to any participant in one or more performance periods ending in a given fiscal year is $10 million.

Payments	Payments are made in cash after the end of the performance period and no later than March 15 of the calendar year following the end of the performance period.

Termination of Service	The Committee may determine the effect on an award of the disability, death, retirement or other termination of service of a participant.

Change in Control	The Committee may act to preserve a participant’s rights under an award in the event of a change in control of PTC by, among other things, accelerating payment of an award, adjusting the criteria applicable to the payment of any amount under an award, or causing PTC’s obligations under the plan to be assumed by another entity.

Amendment	The Committee may amend, suspend or terminate the plan in its discretion, but may not amend the plan without stockholder approval if the effect of such amendment would be to cause an outstanding or pending award to cease to qualify for the performance-based compensation exception to Section 162(m).

Potential Benefits that may be Awarded under the 2009 Executive Cash Incentive Performance Plan

PTC maintains cash-based incentive plans for its employees generally. The 2009 Executive Cash Incentive Performance Plan was established as a separate plan for executive officers because IRS rules require stockholder approval of the business criteria upon which performance goals may be based under a cash incentive plan for us to deduct compensation paid to certain executive officers under that plan. Accordingly, only our executive officers may receive awards under the 2009 Executive Cash Incentive Performance Plan. The cash award values shown in the table below are the amounts our executives are eligible to earn for our 2010 fiscal year. The amounts awarded in any year are not established until the beginning of that year and, accordingly, are not determinable for future years.

Name and Title or Group	2009 Executive Cash Incentive Performance Plan
Cash Award Value for Fiscal 2010
C. Richard Harrison	$1,200,000
Chairman and Chief Executive Officer

James E. Heppelmann	$600,000
President and Chief Operating Officer

Barry F. Cohen	$300,000
Executive Vice President, Strategic Services and Partners

Paul J. Cunningham	$300,000
Executive Vice President, Worldwide Sales

Cornelius F. Moses	$300,000
Executive Vice President and Chief Financial Officer

All Current Executive Officers as a Group	$3,475,000

PROPOSAL 3:	RE-APPROVE THE PERFORMANCE GOALS UNDER THE 2000 EQUITY INCENTIVE PLAN

The Proposal

We are seeking stockholder re-approval of the general business criteria that may be used to establish performance goals for awards of performance-based restricted stock and restricted stock units under the 2000 Equity Incentive Plan so that PTC may deduct the expense associated with awards to certain of our executive officers under that plan from our corporate income taxes.

Limitation on Deductibility of Compensation Expense under Section 162(m)

Section 162(m) of the U.S. Internal Revenue Code limits the deductibility of compensation paid to our four highest compensated executive officers (other than our chief financial officer) to $1 million each unless that compensation is considered “performance-based compensation” under Section 162(m). Stock options and stock appreciation rights granted under the equity incentive plan are considered performance-based compensation if they have exercise prices not less than the fair value of common stock on the date of grant. Restricted stock and restricted stock units are not considered performance-based compensation and are not deductible by us unless the general business criteria of any performance goals that may be established by the Committee in connection with such awards are approved and periodically re-approved by stockholders. PTC stockholders approved the performance goals in the equity incentive plan in 2000 and again in 2005. Under Section 162(m), they must be re-approved this year.

Performance-Based Compensation and the Equity Incentive Plan

We issue performance-based restricted stock and restricted stock units to our executives under the equity incentive plan that vest only to the extent the performance goals established at the beginning of the performance period are achieved. These awards incentivize our executives to achieve our business plan and serve to align their interests with those of our stockholders. The equity incentive plan provides for a number of performance goals with respect to these awards, which enables us to structure such awards in the way we believe best supports our business plan for the award’s performance period.

Benefits of Approving the Performance Goals under the Equity Incentive Plan

We believe approval of the performance goals under the equity incentive plan is in the best interests of stockholders because it will enable us to continue to deduct the compensation expense of performance-based awards made to certain executives. We ask that you re-approve the performance goals under the equity incentive plan.

The Board of Directors recommends that you vote FOR re-approval of the performance goals under the 2000 Equity Incentive Plan.

A copy of the equity incentive plan is attached as Appendix B to this proxy statement and a summary of the material terms, including a list of the general business criteria that may be used to establish periodic performance goals, appears below. A summary of the awards outstanding and that may be made under the equity incentive plan appears in the “EQUITY COMPENSATION PLAN INFORMATION” table on page 53. A summary of U.S. federal income tax consequences relating to awards under the equity incentive plan appears in “SUMMARY OF U.S. FEDERAL INCOME TAX CONSEQUENCES RELATING TO AWARDS UNDER THE 2000 EQUITY INCENTIVE PLAN” on page 54.

Summary of the 2000 Equity Incentive Plan

Administration	The plan is administered by the Compensation Committee of the Board of Directors. The Committee is composed of at least two members of our Board who meet certain tests under the U.S. tax and securities laws for independence from PTC management. If there are not at least two such members, then the entire Board serves as the Committee for purposes of the plan.

Types of Awards	The Committee may award restricted and unrestricted shares of common stock, restricted stock units, stock options and stock appreciation rights.

Eligibility	The Committee may make awards to employees, directors and consultants of PTC and its subsidiaries based upon their past or anticipated contributions to the achievement of our objectives and other relevant matters. As of January 4, 2010, six non-employee directors and approximately 5,300 employees were eligible for awards under the plan.

Restricted Stock Units	The Committee may grant restricted stock units, which are rights to receive shares of common stock in the future. The Committee determines the period during which, and the conditions under which, the award may be forfeited and the other terms and conditions of such awards. Restricted stock units may be settled in shares of common stock or cash, as determined by the Committee at the time of grant or thereafter. Restricted stock units represent unfunded and unsecured obligations of PTC.

Restricted and Unrestricted Stock	The Committee may make awards of common stock subject to forfeiture. The participant generally will forfeit the shares if specified conditions, such as the participant’s continued service with PTC or achievement of certain company performance goals, are not met. The participant is entitled to vote the shares during the restricted period. The Committee may also award common stock without restrictions. The Committee determines what, if anything, the participant must pay to receive a stock award.

Stock Options	The Committee may award incentive stock options qualifying under Section 422 of the Internal Revenue Code and nonstatutory stock options. The Committee determines the terms of the option awards, including the amount, exercise price, vesting schedule and term, which may not exceed ten years for incentive stock options. The exercise price of an option may not be less than the fair market value of a share of common stock on the date of grant. A participant may pay the exercise price of an option in cash or, if permitted by the Committee, other consideration, including by surrender of common stock the participant holds.

Stock Appreciation Rights	The Committee may grant stock appreciation rights, which are rights to receive any excess in value of shares of common stock over the exercise price. The Committee determines at or after the time of grant whether stock appreciation rights are settled in cash, common stock or other securities of PTC, awards or other property and may define the manner of determining the excess in value of the shares of common stock.

Performance Goals	The Committee may grant awards subject to achievement of previously established performance goals. The performance goals may be particular to a participant or may be based, in whole or in part, on the performance of the business unit in which the participant works or on the performance of PTC as a whole. The performance goals the Committee may use may be based on one or more of the following business criteria:

•     revenue

•     revenue growth

•     sales

•     expenses

•     margins

•     net income

•     earnings

•     earnings per share

•     cash flow

•     shareholder return

•     return on investment

•     return on invested capital, assets, or equity

•     profit before or after tax

•     operating profit

•     return on R&D investment

•     market capitalization

•     new product releases

•     quality improvements

•     market share

•     cycle time reductions

•     customer satisfaction measures

•     strategic positioning or marketing programs

•     business/information systems improvements

•     expense management

•     infrastructure support programs

•     human resource programs

•     customer programs

•     technology development programs

Limitations on Individual Grants	The Committee may not in any fiscal year grant to any person options, stock appreciation rights, restricted stock units or restricted stock with respect to which performance goals apply for more than 800,000 shares of common stock. This limit is subject to adjustment for changes in our structure or capitalization that affect the number of shares of common stock outstanding.

Termination of Service	The Committee determines the effect on an award of the disability, death, retirement or other termination of service of a participant.

Transferability	The Committee has the authority to permit participants to transfer any award, provided that incentive stock options may be transferable only to the extent permitted by the tax code.

Number of Shares Issuable; Change in Capitalization	2,480,442 shares of common stock are currently available for issuance under the plan. If there is a change in our equity structure that affects the outstanding common stock, the aggregate number of shares that are reserved for issuance under the plan, as well as the number of shares subject to outstanding awards, together with exercise prices with respect to any of the foregoing, will be adjusted by the Committee to preserve the benefits intended to be provided under the plan.

Change in Control	The Committee may act to preserve a participant’s rights under an award in the event of a change in control of PTC by, among other things, accelerating any time period relating to the exercise or payment of the award, causing the award to be assumed by another entity, or providing for compensating payments to the participant.

Repricing or Amendment of Outstanding Awards	The Committee may not, without stockholder approval, amend any outstanding option to reduce the exercise price or replace it with an option at a lower exercise price. The Committee may otherwise amend, modify or terminate any outstanding award, provided that the participant’s consent to such action is required if such action (1) would terminate or reduce the number of shares issuable under an option and the participant does not have the opportunity to exercise the option or be compensated for the lost shares, or (2) taking into account any related action, would materially and adversely affect the participant.

Amendments	The Board of Directors may amend, suspend or terminate the plan, subject to any stockholder approval it deems necessary or appropriate. Under current NASDAQ Global Select Market rules, the Board may not increase the number of shares of common stock issuable under the plan (except in the case of a recapitalization, stock split or similar event) without stockholder approval.

Potential Benefits That May Be Awarded Under The 2000 Equity Incentive Plan

All of our employees, including our executive officers, and our directors are potential recipients under the 2000 Equity Incentive Plan. The table below shows the number of restricted stock units, shares of restricted stock and stock options awarded to date under the equity incentive plan. Awards in this and in future years to our directors and executive officers will be determined in accordance with our then current grant practices and may vary. Our current grant practices are described in “DIRECTOR COMPENSATION,” in “COMPENSATION DISCUSION AND ANALYSIS,” and “EXECUTIVE COMPENSATION.”

	2000 Equity Incentive Plan
Name and Title or Group	Number of RSUs Granted to Date(1)	Number of Shares of Restricted Stock Granted to Date(2)	Number of Stock Options Granted to Date
C. Richard Harrison	709,753	1,051,836	785,000
Chairman and Chief Executive Officer

James E. Heppelmann	500,392	587,642	480,000
President and Chief Operating Officer

Barry F. Cohen	248,175	360,951	480,000
Executive Vice President, Strategic Services and Partners

Paul J. Cunningham	248,175	360,951	480,000
Executive Vice President, Worldwide Sales

Cornelius F. Moses	297,244	378,420	293,400
Executive Vice President and Chief Financial Officer

All Current Executive Officers as a Group	2,657,291	3,152,851	2,758,400

All Current Non-Employee Directors as a Group	—	347,209	518,000

All Current Employees, excluding Executive Officers, as a Group	11,554,725	—	159,999

(1)	Excludes a total of 1,372,034 performance-based RSUs that were forfeited when PTC did not meet the applicable performance targets.

(2)	Excludes a total of 108,320 performance-based shares that were forfeited when PTC did not meet the applicable performance targets.

The closing price of our common stock on January 8, 2010, as reported by The NASDAQ Global Select Market, was $16.65.

PROPOSAL 4:	CONFIRM THE SELECTION OF PRICEWATERHOUSECOOPERS LLP AS PTC’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE CURRENT FISCAL YEAR

We are asking stockholders to confirm the selection by the Audit Committee of the Board of Directors of PricewaterhouseCoopers LLP, an independent registered public accounting firm, as PTC’s independent registered public accounting firm for the fiscal year ending September 30, 2010.

PricewaterhouseCoopers LLP served as our independent auditor for the fiscal year ended September 30, 2009. Information about PricewaterhouseCoopers LLP appears under “INFORMATION ABOUT OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.” Although stockholder confirmation of the selection of PricewaterhouseCoopers LLP is not required by law or our by-laws, and although this vote will not be binding on PTC, the Board of Directors believes that it is advisable to give stockholders an opportunity to provide guidance on this selection. If this confirmation is not received, the Board will request that the Audit Committee reconsider its selection of PricewaterhouseCoopers LLP.

The Board of Directors recommends that you CONFIRM the selection of PricewaterhouseCoopers LLP as PTC’s independent registered public accounting firm.

Because this year’s Annual Meeting is being held at a location other than our principal executive offices, we do not expect representatives of PricewaterhouseCoopers LLP to be present at the Annual Meeting and, accordingly, they will not have the opportunity to make a statement or be available to respond to appropriate questions from stockholders.

Other Matters

The Board of Directors does not know of any other matters to come before the meeting. If any other matters are properly presented to the Annual Meeting, the persons named in the voting instruction or proxy card will vote, or otherwise act, in accordance with their judgment on such matters.

INFORMATION ABOUT OUR DIRECTORS AND OUR BOARD

Our Directors

Our Board of Directors is divided into three classes with staggered three-year terms. There are currently two Class I directors, four Class II directors and two Class III directors, whose terms expire, respectively, at the 2012, 2010 and 2011 Annual Meetings. The three Class II directors described on page 4 have been nominated for re-election at this Annual Meeting. One Class II director, Mr. Posternak, will retire when his term expires at the Annual Meeting and the number of Class II directors will be reduced to three. The Class I and III directors named in the table below will continue in office following the Annual Meeting. Information about director holdings of PTC stock is set forth in “Stock Owned by Directors and Officers” on page 25.

Class I Directors	Director Since	Term Expires

Donald K. Grierson, age 75	1987	2012

Chief Executive Officer (Retired), ABB Vetco International, an oil services business. Mr. Grierson was Chief Executive Officer and President of ABB Vetco Gray, Inc. from 1991 to March 2001 and from September 2002 to November 2004. Mr. Grierson served as Executive Director of ABB Vetco Gray, Inc. from March 2001 to September 2002.

James E. Heppelmann, age 45	2008	2012

President and Chief Operating Officer of PTC since March 2009. Mr. Heppelmann served as Executive Vice President and Chief Product Officer from February 2003 through February 2009 and as Executive Vice President, Software Solutions and Chief Technology Officer from June 2001 to January 2003. Mr. Heppelmann joined PTC in 1998.

Class III Directors

Robert N. Goldman, age 60	1991	2011

Private investor since January 2003. Mr. Goldman was Chairman of the Board of eXcelon Corporation, a software developer, from September 2001 to December 2002 and Chief Executive Officer and President of eXcelon Corporation from November 1995 to September 2001.

C. Richard Harrison, age 54	1994	2011

Chairman and Chief Executive Officer of PTC since March 2009. Mr. Harrison served as Chief Executive Officer and President of PTC from March 2000 to March 2009 and as President and Chief Operating Officer of PTC from August 1994 to March 2000. Mr. Harrison joined PTC in 1989.

Independence

Our Board of Directors has determined that all of our directors except Mr. Harrison (our Chairman and Chief Executive Officer), Mr. Heppelmann (our President and Chief Operating Officer) and Professor Porter (who has a consulting agreement with PTC as described in “Transactions with Related Persons” on page 23) are “independent directors” as defined in The NASDAQ Global Select Market listing standards. None of the independent directors, to our knowledge, had any business, financial, family or other type of relationship with PTC or its management other than as a director and stockholder.

Certain Relationships

Mr. Harrison and Paul Cunningham, PTC’s Executive Vice President, Worldwide Sales, are first cousins.

Board Meetings and Attendance at the Annual Meeting

PTC’s Board currently schedules five regular meetings during each fiscal year, but will meet more often if necessary. The Board met seven times during 2009 and all directors attended all meetings held during their terms, except for one meeting that one director was unable to attend. We expect that each director will attend the Annual Meeting of Stockholders each year, barring other significant commitments or special circumstances. All of the then-current directors attended the 2009 Annual Meeting of Stockholders.

Communications with the Board

Stockholders may send communications to the Board of Directors in the manner described on the Investor Relations page of our website, www.ptc.com.

The Committees of the Board

The Board has four standing committees:

•	the Audit Committee,

•	the Compensation Committee,

•	the Nominating & Corporate Governance Committee, and

•	the Corporate Development Committee.

The Audit Committee

The Audit Committee assists our Board in fulfilling its oversight responsibilities for accounting and financial reporting compliance. This includes reviewing the financial information provided to the stockholders and others, PTC’s accounting policies, disclosure controls and procedures, internal accounting and financial controls, and the audit process. The Committee meets with management and with our independent registered public accounting firm to discuss our financial reporting policies and procedures, our internal control over financial reporting, the results of the independent auditor’s examinations, PTC’s critical accounting policies and the overall quality of PTC’s financial reporting, and the Committee reports on such matters to our Board. The Committee meets with the independent auditor with and without PTC management present.

The Committee is directly responsible for the appointment (and where appropriate, replacement), evaluation and compensation of the independent auditor. The Committee reviews the independent auditor’s performance in conducting the annual financial statement audit and the audit of our internal control over financial reporting, assesses the independence of the auditor, and reviews the auditor’s fees. The Committee is also responsible for pre-approving audit and non-audit related services that may be performed by the independent auditor. The Committee periodically evaluates the independent auditor’s tenure, the quality of its engagements and the associated costs to determine if rotation to a different independent auditor is advisable. Further information about the services and fees of PricewaterhouseCoopers LLP, our independent auditor, is provided in “INFORMATION ABOUT OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.”

The Audit Committee operates under a written charter, which is available on the Investor Relations page of our website at www.ptc.com. Messrs. Grierson (Chairman), Goldman and Posternak currently serve as members of the Audit Committee. All committee members are “independent directors” under both SEC rules and the listing requirements of The NASDAQ Global Select Market governing the qualifications of members of the Audit Committee, and none of them has ever been an employee of PTC or any of its subsidiaries. The Board of Directors has determined that Mr. Grierson, Chairman of the Audit Committee, qualifies as an Audit Committee Financial Expert, as defined by the SEC. The Audit Committee met ten times during 2009 and all members attended each meeting, except for one meeting that one director was unable to attend.

Report of the Audit Committee

In fulfilling its responsibilities, the Audit Committee:

•	reviewed and discussed the audited financial statements for 2009 with management and with PricewaterhouseCoopers LLP;

•	discussed with PricewaterhouseCoopers LLP the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended;

•

discussed with PricewaterhouseCoopers LLP their independence from PTC and its management, including the matters in the letter and written disclosures received from PricewaterhouseCoopers LLP as required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence; and

•

considered whether the independent auditor’s provision of the non-audit related services to PTC, which are described to in “INFORMATION ABOUT OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM – Services and Fees” below, is compatible with maintaining independence.

Based on the Committee’s review and discussions with management and PricewaterhouseCoopers LLP and the Committee’s review of the independent auditor’s report to the Committee, the Committee recommended to the Board of Directors that the audited financial statements be included in PTC’s Annual Report on Form 10-K for the year ended September 30, 2009 for filing with the Securities and Exchange Commission.

Audit Committee

Donald K. Grierson, Chairman

Robert N. Goldman

Noel G. Posternak

The Compensation Committee

The Compensation Committee establishes the compensation levels for our executive officers and oversees our employee compensation programs, including the corporate bonus programs. This includes setting corporate goals and objectives relevant to compensation of executive officers and evaluating performance against those goals and objectives. The Committee is also responsible for administering our stockholder approved equity compensation plans. It also reviews and makes recommendations to the Board with respect to director compensation.

The Compensation Committee acts under a written charter, which is available on the Investor Relations page of our website at www.ptc.com. Messrs. Goldman (Chairman) and Grierson, both of whom qualify as “independent directors” under The NASDAQ Global Select Market listing requirements, currently serve as members of the Compensation Committee. The Committee met six times during 2009 and both members attended each meeting.

Each year, at its May meeting, the Compensation Committee begins the process of establishing executive compensation for the next fiscal year. At this meeting, the Committee reviews peer group compensation as compared to compensation of PTC’s executive officers. The Committee then meets again in mid summer. This meeting is held in connection with a meeting of the full board of directors at which anticipated corporate performance for the current fiscal year is evaluated and the proposed business plan for the next fiscal year is discussed with management. At this meeting, the Committee reviews executive and company performance for the current fiscal year and begins developing the executive compensation program to support the business plan for the next fiscal year. The Committee meets again in September to evaluate the anticipated corporate performance for the current fiscal year, including the amounts expected to be earned by the executives under the company’s annual executive incentive plan and with respect to the annual performance-based restricted stock awards, and to further refine the executive compensation program to support the business plan for the next fiscal year. The Committee also establishes base salaries and, at times, target annual bonus amounts for the executive officers for the next fiscal year at this meeting. The Committee then meets again in November to review the financial results for the completed fiscal year and determine the extent to which the performance criteria for the annual executive incentive plan and annual performance-based restricted stock awards were met. At that time, the Committee usually establishes the performance criteria for the current fiscal year’s executive incentive plan and performance-based restricted stock awards and, if not earlier established, the target annual bonus amounts for the executive officers. The Compensation Committee also usually makes the annual performance-based and time-based equity awards to the executives at this meeting each year if sufficient shares are available under our equity incentive plan. Decisions made with respect executive compensation for 2009 are discussed in detail in “COMPENSATION DISCUSSION AND ANALYSIS.”

At the meeting of the Board of Directors held directly after the Annual Meeting of Stockholders, the Compensation Committee recommends to the Board the compensation to be paid to the directors for the year. The Board, based on this recommendation, then establishes the annual compensation for the directors. In making its recommendation, the Committee considers a competitive assessment of the company’s director compensation with that of the peer group and reviews each element of director compensation, including the annual retainer, the committee chair retainer, meeting fees and equity awards, to determine whether the amounts are competitive and reasonable for the services provided by the directors.

The Committee may engage outside compensation consultants or other advisors to provide information and advice to the Committee, and the costs of such engagements are paid by the company. The Committee engages a compensation consultant to provide regulatory updates and advice on the structure and competitiveness of our compensation programs, as well as the consistency of those programs with our executive compensation philosophy. For 2009, the Committee’s compensation consultant was Pearl Meyer & Partners.

The compensation consultant consults with members of the management team when necessary in order to obtain relevant compensation and performance data for the executives and PTC as well as essential business information so that it can effectively support the Committee with appropriate competitive market information and relevant analyses. The compensation consultant on occasion may perform additional services for PTC under a separate engagement.

The fees paid to Pearl Meyer & Partners for services performed for the Committee during 2009 were $384,041. No other fees were paid to the compensation consultant by PTC during 2009.

Members of management, including our Chief Executive Officer, our President and Chief Operating Officer, our Chief Financial Officer, our Executive Vice President of Strategic Services and Partners (who is responsible for Human Resources) and our Vice President of Executive Compensation and Global Benefits, participate in Compensation Committee meetings as requested by the Committee to present and discuss the materials provided, including recommendations to be considered relative to executive pay and competitive market practices. These members of management primarily assist the Committee in understanding PTC’s business plan and long-term strategic direction, developing the performance metrics and targets for our performance-based compensation programs, and understanding the technical or regulatory considerations as well as the motivational factors of the decisions that are intended to drive executive and company performance. Although the Committee solicits input and perspective from management and the Committee’s external compensation consultant with respect to executive compensation, decisions on executive compensation are made solely by the Compensation Committee without the presence of the Chief Executive Officer.

The Committee is authorized to delegate to executive officers the power to make awards under the 2000 Equity Incentive Plan other than to directors and executive officers and all determinations under the Plan with respect thereto, provided that the Committee establishes the aggregate and individual maximum amounts of such awards. The Committee has delegated to our Chief Executive Officer the authority to make awards to employees under the 2000 Equity Incentive Plan within established parameters. (See “Timing of Equity Grants” on page 39 for such parameters.)

The Nominating & Corporate Governance Committee

The Nominating & Corporate Governance Committee is appointed by the Board to:

•	assess Board membership,

•	make recommendations regarding potential nominees for election to the Board and membership on committees of the Board,

•	develop and recommend policies and processes regarding corporate governance matters, and

•	maintain a CEO succession plan in order to ensure continuity of leadership for PTC.

The Nominating & Corporate Governance Committee acts under a written charter, which is available on the Investor Relations page of our website at www.ptc.com. Messrs. Posternak (Chairman), Goldman and Grierson currently serve as members of the Committee. All Committee members qualify as “independent directors” under The NASDAQ Global Select Market listing requirements. The Committee met five times during 2009 and all members attended each meeting.

During 2009, the Nominating & Corporate Governance Committee undertook a search for two new directors. As a result, Mr. Schechter and Mr. Lacy were elected to the Board effective September 2009 and December 2009, respectively. In accordance with our policy of nominating directors elected to the Board other than by stockholders for election at the next annual meeting of stockholders, each of Mr. Schechter and Mr. Lacy have been nominated for election at this year’s annual meeting. The Committee’s search process and the qualifications of Mr. Schechter and Mr. Lacy are described in “PROPOSAL 1: ELECT THREE DIRECTORS.”

The Nominating & Corporate Governance Committee’s responsibilities regarding director nominations are to:

•	determine the desired Board skills and attributes for directors;

•	consider and recruit candidates to fill positions on the Board;

•	review candidates recommended by stockholders;

•	conduct the appropriate and necessary evaluations of the backgrounds and qualifications of possible director candidates; and

•	recommend director nominees for approval by the Board or the stockholders.

The Committee may obtain recommendations from director search firms engaged for that purpose, or through business and personal contacts. Director search firms engaged by the Committee will generally be paid a retainer to identify and screen candidates meeting specifications established by the Committee for a particular search. Such specifications will change from one search to another based on the Committee’s determination of the Board’s needs at the time.

The Nominating & Corporate Governance Committee does not rely on a fixed set of qualifications for director nominees. The Committee’s primary mandate with respect to director nominees is to create a Board with a broad range of skills and attributes that is aligned with PTC’s strategic needs. The minimum qualifications for director nominees are that they:

•	be able to dedicate the time and resources sufficient for the diligent performance of the duties required of a member of the Board of Directors;

•	not hold positions or interests that conflict with their responsibilities to PTC; and

•	comply with any other minimum qualifications for either individual directors or the Board as a whole mandated by applicable laws or regulations.

Additionally, PTC’s Corporate Governance Guidelines require that at least a majority of members of the Board of Directors qualify as independent directors in accordance with NASDAQ independence rules.

The Nominating & Corporate Governance Committee’s process for evaluating nominees for director, including nominees recommended by stockholders, is to consider an individual’s skills, character and professional ethics, judgment, leadership experience, business experience and acumen, familiarity with relevant industry issues, national and international experience, and such other relevant criteria as may contribute to PTC’s success. This evaluation is performed in light of the Committee’s views as to what skill set and other characteristics would most complement those of the current directors, including the diversity, age, skills and experience of the Board as a whole. The Committee does not foreclose any sources when identifying potential candidates.

The Nominating & Corporate Governance Committee reviews candidates recommended by stockholders in the same manner and using the same general criteria as candidates recruited by the Committee and/or recommended by the Board. The Committee will consider persons recommended by stockholders for nomination as a director in accordance with the procedures described under “STOCKHOLDER PROPOSALS AND NOMINATIONS.”

The Corporate Development Committee

The Corporate Development Committee evaluates corporate development opportunities, including mergers and acquisitions, and assists management in developing strategies and processes regarding such initiatives. The Committee is authorized to approve transactions having a price below a threshold established by the Board from time to time. The Committee acts under a written charter, which is available on the Investor Relations page of our website at www.ptc.com.

Messrs. Porter (Chairman) and Grierson, each of whom has extensive business expertise (including in the area of corporate strategy), served as members of the Corporate Development Committee. The Committee met twice during 2009 and both members attended each meeting.

INFORMATION ABOUT OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

PricewaterhouseCoopers LLP, an independent registered public accounting firm, served as PTC’s independent auditor for 2009 and has reported on our 2009 consolidated financial statements and internal control over financial reporting. The Audit Committee of the Board of Directors has reappointed PricewaterhouseCoopers LLP for 2010 and, as described above, the Board is seeking your confirmation of that appointment.

The Audit Committee is responsible for the engagement of our independent auditor and for approving, in advance, all audit services and permitted non-audit services to be provided by the independent auditor. The Audit Committee has adopted a policy for the engagement of the independent auditor that is intended to maintain the independent auditor’s independence from PTC. In adopting the policy, the Audit Committee considered the various services that the independent auditor has historically performed or may be asked to perform in the future. The policy, which is to be reviewed and re-adopted at least annually by the Audit Committee:

•

approves the performance by the independent auditor of certain types of services (principally audit-related and tax), subject to restrictions in some cases, based on the Committee’s determination that this would not be likely to impair the independent auditor’s independence from PTC;

•	requires that management obtain the specific prior approval of the Audit Committee for each engagement of the independent auditor to perform other types of permitted services;

•	prohibits the performance by the independent auditor of certain types of services due to the likelihood that its independence would be impaired; and

•	sets an aggregate expenditure limitation on approved services and provides for fee caps on certain categories of approved services that may not be exceeded without the prior approval of the Committee.

Any approval required under the policy must be given by the Audit Committee, by the Chairman of the Committee in office at the time, or by any other Committee member to whom the Committee has delegated that authority. The Audit Committee does not delegate its responsibilities to approve services performed by the independent auditor to any member of management.

The standard applied by the Audit Committee in determining whether to grant approval of any engagement of the independent auditor is whether the services to be performed, the compensation to be paid therefor and other related factors are consistent with the independent auditor’s independence under guidelines of the Securities and Exchange Commission, the Public Company Accounting Oversight Board, and applicable professional standards. The Committee considers:

•	whether the work product is likely to be subject to, or implicated in, audit procedures during the audit of PTC’s financial statements;

•	whether the independent auditor would be functioning in the role of management or in an advocacy role;

•	whether performance of the service by the independent auditor would enhance PTC’s ability to manage or control risk or improve audit quality;

•

whether performance of the service by the independent auditor would increase efficiency because of their familiarity with PTC’s business, personnel, culture, systems, risk profile and other factors; and

•

whether the amount of fees involved, or the proportion of the total fees payable to the independent auditor in the period that is for tax and other non-audit services, would tend to reduce the independent auditor’s ability to exercise independent judgment in performing the audit.

Services and Fees

The following table shows the fees we incurred for professional services rendered during 2009 and 2008 by our independent registered public accounting firm, PricewaterhouseCoopers LLP. All of the fees disclosed below were pre-approved by the Audit Committee in accordance with the policy described above.

Type of Professional Service	Fiscal 2009	Fiscal 2008
Audit	$2,911,000	$3,183,000
Audit-Related(1)	$232,000	$478,000
Tax(2)	$2,020,000	$2,168,000
All Other(3)	$2,000	$2,000

(1)	Consists principally of fees for services related to employee benefit plan audits, consultations concerning financial accounting and reporting standards, and due diligence with respect to potential acquisitions and divestitures.
(2)	Consists principally of fees related to tax compliance, tax planning and tax advice services and tax compliance services related to PTC’s expatriate employees (including assistance with individual tax compliance that PTC provides as a benefit to these employees), as follows:

Type of Tax Service	Fiscal 2009	Fiscal 2008
Tax compliance and preparation services (comprised of preparation of original and amended tax returns, claims for refunds, and tax payment planning services)	$428,000	$268,000
Tax compliance services related to PTC’s expatriate employees	$542,000	$520,000
Other tax services including tax planning and advice services and assistance with tax audits	$1,050,000	$1,380,000

Total	$2,020,000	$2,168,000

(3)	Consists of a tax calculation software tool used for our expatriate tax program.

DIRECTOR COMPENSATION

We pay our directors a mix of cash and equity compensation. Mr. Harrison, our Chairman and Chief Executive Officer, and Mr. Heppelmann, our President and Chief Operating Officer, receive no compensation for their service as directors and, accordingly, are not named in the table below. Mr. Lacy was elected after the end of our fiscal year and, accordingly, is not named in the table below.

Cash Compensation

The amounts in the “Fees Earned or Paid in Cash” column reflect the named director’s annual board and committee retainer fees and meeting fees.

Board Retainer. The Lead Independent Director was paid an annual cash fee of $125,000 and each of the other directors was paid an annual cash fee of $35,000. If a director is elected to the board other than at an Annual Meeting of Stockholders, as was Mr. Schechter, such director receives only a prorated portion of the annual fee for the year in which he is first elected.

Committee Retainer. The Chairman of each of the Audit Committee and Compensation Committee was paid an annual committee chairman fee of $10,000 and the chairman of each of our other Board committees was paid an annual committee chairman fee of $5,000. No committee chairman fees are paid to the Lead Independent Director when serving as a committee chairman.

Meeting Fees. We pay each director a fee of $2,000 for attendance at each Board meeting and $2,000 for attendance at each committee meeting of which the director is a member.

Equity Compensation

We make annual equity awards to our directors. For their service as directors in 2009, we awarded:

•

46,895 shares of restricted stock to the Lead Independent Director, which included a one-time grant of 17,934 shares in consideration of services during the transition period pending his retirement and his 25 years of service to PTC,

•	19,307 shares of restricted stock to each of the Chairman of the Audit Committee and the Chairman of the Compensation Committee,

•	15,464 shares of restricted stock to Professor Porter, and

•

23,844 shares to Robert Schechter, of which 5,552 were a pro-rated grant of director annual shares that will vest in March 2010 and 18,092 were a one-time new director award that will vest in two equal installments on each of the first and second annual anniversaries of the grant date.

Amounts in the “Stock Awards” column of the table reflect expense recorded in 2009 in accordance with applicable accounting rules associated with awards made in 2009 as well as awards made in prior years.

Stock Ownership Policy

Our stock ownership policy for our outside directors requires them to attain and maintain an ownership level of PTC common stock, excluding unvested restricted stock, having a value equal to five times their respective annual Board retainer. The Director Stock Ownership Policy is available on the Investor Relations page of our website at www.ptc.com.

Director Compensation Table

Name	Fees Earned or Paid in Cash ($)	Stock Awards(1) ($)		All Other Compensation ($)		Total ($)
Robert N. Goldman	$101,000	$287,603	(2)	$—		$388,603
Chairman, Compensation Committee

Donald K. Grierson	$95,000	$250,808	(2)	$—		$345,808
Chairman, Audit Committee

Michael E. Porter	$56,000	$230,831	(2)	$68,208	(5)	$355,039
Chairman, Corporate Development Committee

Noel G. Posternak	$169,000	$462,540	(2)	$—		$631,540
Lead Independent Director, Chairman, Nominating & Corporate Governance Committee

Robert P. Schechter	$18,050	$10,910	(3)	$—		$28,960

Oscar B. Marx, III(4)	$14,000	$156,610	(2)	$—		$170,610

(1)	The number of outstanding stock options and shares of restricted stock held by each named director as of September 30, 2009 is shown in the table below.

	Options
Name	Exercisable		Unexercisable	Total		Shares Restricted Stock
Robert N. Goldman	44,000		0	44,000		23,698
Donald K. Grierson	89,000		0	89,000		22,603
Michael E. Porter	136,000		0	136,000		18,760
Noel G. Posternak	116,000		0	116,000		53,487
Robert P. Schechter	0		0	0		23,844
Oscar B. Marx, III	24,000	*	0	24,000	*	0

*	These options expired on October 9, 2009.

(2)	Amount recorded in accordance with applicable accounting rules, assuming no forfeitures, in 2009 in connection with restricted stock granted on March 1, 2006, March 7, 2007, March 5, 2008 and, other than Mr. Marx, May 13, 2009. The amount for Mr. Grierson also includes an amount attributable to a May 8, 2009 grant associated with his appointment as Audit Committee Chairman and the amount for Mr. Posternak includes an amount attributable to the September 16, 2009 grant described in “Equity Compensation” above. The grant date fair value of the awards made in 2009 is shown in the table below. The grant date fair value is equal to the number of shares granted multiplied by the closing price of our common stock on The NASDAQ Global Select Market on that date.

	Grant Date Fair Value
Name	May 8, 2009	May 13, 2009	September 16, 2009
	(closing price of $11.15)	(closing price of $10.43)	(closing price of $13.94)
Robert N. Goldman		$201,372
Donald K. Grierson	$42,849	$161,290
Michael E. Porter		$161,290
Noel G. Posternak		$302,063	$250,000

(3)	Amount recorded in accordance with applicable accounting rules, assuming no forfeitures, in 2009 in connection with restricted stock granted on September 16, 2009 upon Mr. Schechter’s election as a director of PTC. The grant date fair value of the two awards was $332,385.

(4)	Mr. Marx served as a director during the first part of 2009. Mr. Marx resigned from his position as a director in March 2009.

(5)	Amounts related to Professor Porter’s consulting agreement with PTC in effect for 2009: $35,000 for one executive management seminar and the expense recorded in 2009 for 2,041 shares of restricted stock granted on July 30, 2008. The grant date value of the July 30, 2008 award was $40,004 (based on a closing price of $19.60). His current agreement with us is described in “Transactions with Related Persons” on page 23.

TRANSACTIONS WITH RELATED PERSONS

Review of Transactions with Related Persons

We have a written policy regarding the review, approval and ratification of transactions involving related persons. Related persons include our directors, executive officers and persons or entities that beneficially own 5% or more of our outstanding common stock and their respective immediate family members as defined in applicable SEC regulations. Our Audit Committee is responsible for reviewing and approving or ratifying any related party transaction and will consider:

•	if the transaction has an appropriate business purpose,

•	if the terms of the transaction are not less favorable to PTC than those that could be obtained from an unrelated third party,

•	if it is necessary or desirable for PTC to enter into the transaction at that time,

•	if the amount of consideration to be paid or received by PTC is appropriate, and

•	if entering into the transaction with the related person rather than an independent third party is desirable.

All related person transactions described below were reviewed and approved by the Audit Committee in accordance with such policy.

Transactions with Related Persons

Michael Porter, one of our directors, consults with our executives on strategic matters and participates in executive management seminars sponsored by us for existing and potential customers. In consideration of the strategic consulting services to be provided under his current agreement with us, we granted him 12,995 shares of restricted stock on November 19, 2009 (worth approximately $200,000 based on the grant date fair value of the shares). These shares vest as to 6,498 shares on November 19, 2010 and as to 6,497 shares on November 19, 2011. Any unvested shares will be forfeited if PTC terminates the agreement for cause or if he terminates the contract before the termination date. He will also be paid $15,000 for each seminar he conducts at PTC’s Needham, Massachusetts Corporate Visitor Center and $30,000 for each seminar conducted elsewhere. These seminar fees are limited to an aggregate of $200,000 over the term of the agreement, which ends on November 19, 2011. Professor Porter provided similar services to us in 2009 under an agreement in effect from July 2008 to July 2009.

Howard Heppelmann, a Vice President, General Manager for PTC, is the brother of James Heppelmann, our President and Chief Operating Officer. For 2009, Howard Heppelmann received a salary of $158,423, a bonus of $113,755, an automobile allowance of $3,600 and a relocation allowance of $5,000. Howard Heppelmann is also eligible to participate in PTC’s standard employee benefits packages and received a matching contribution of $4,753 under PTC’s 401(k) Savings Plan. We recorded stock-based compensation expense of $78,584 in 2009 in connection with equity awards made to him in this and prior years under PTC’s equity incentive plans.

Matthew Cohen, PTC’s Senior Vice President—PTC University, is the son of Barry Cohen, PTC’s Executive Vice President, Strategic Services and Partners. For 2009, Matthew Cohen received a salary of $190,000 and earned commissions of $89,903 based on educational products and services bookings and margin. Matthew Cohen is also eligible to participate in PTC’s standard employee benefits packages and received a matching contribution of $4,969 under PTC’s 401(k) Savings Plan. We recorded stock-based compensation expense of $148,143 in 2009 in connection with equity awards made to him in this and prior years under PTC’s equity incentive plans.

Brian Cunningham, a Senior Sales Account Executive for PTC, is the brother of Paul Cunningham, PTC’s Executive Vice President, Worldwide Sales. For 2009, Brian Cunningham received a salary of $109,596, an automobile allowance of $3,600 and earned commissions of $74,419. Brian Cunningham is also eligible to participate in PTC’s standard employee benefits packages and received a matching contribution of $3,288 under PTC’s 401(k) Savings Plan. We recorded stock-based compensation expense of $2,012 in 2009 in connection with equity awards made to him in this and prior years under PTC’s equity incentive plans.

INFORMATION ABOUT PTC COMMON STOCK OWNERSHIP

Stockholders That Own at Least 5% of PTC

The following table shows all persons we believe to be beneficial owners of at least 5% of PTC common stock as of December 1, 2009. “Beneficial owners” of PTC common stock are those who have the power to vote or to sell that stock. Our information is based in part on reports filed with the Securities and Exchange Commission (SEC) by the firms listed in the table below. If you wish, you may obtain these reports from the SEC.

Stockholder	Number of Shares Beneficially Owned(1)		Percentage of Common Stock Outstanding(2)
Ameriprise Financial, Inc.(3)	11,945,639	(3)	10.13%
RiverSource Investments, LLC Seligman Communications and Information Fund, Inc. c/o Ameriprise Financial, Inc. 145 Ameriprise Financial Center Minneapolis, MN 55474

Cramer Rosenthal McGlynn, LLC(4)	9,670,961	(4)	8.20%
520 Madison Avenue New York, New York 10022

Barclays Global Investors, NA and Barclays Global Fund Advisors(5)	7,652,904	(5)	6.49%
400 Howard Street San Francisco, CA 94105

Barclays Global Investors. Ltd.(5)
Murray House 1 Royal Mint Court London, EC3N 4HH England

Barclays Global Investors Japan Limited(5)
Ebisu Prime Sq. Office Tower 1-1-39 Hiroo Shibuya-Ku Tokyo, Japan

Barclays Global Investors Canada Limited(5)
Brockfield Place 161 Bay Street Suite 2500, P.O. Box 614 Toronto, Canada Ontario M5J 2S1

Barclays Global Investors Australia Limited(5)
Level 43 Grosvenor Place 225 George Street, P.O. Box N43 Sydney, Australia NSW 1220

Barclays Global Investors (Deutschland) AG(5)
Apianstrasse 6 D-85774 Unterfohring, Germany

The footnotes for this table appear below the next table.

Stock Owned by Directors and Officers

The following table shows the PTC common stock beneficially owned by PTC’s directors and the executive officers named in the Summary Compensation Table, as well as all current directors and executive officers as a group, as of December 1, 2009.

	Number of Shares Beneficially Owned(1)(6)	Percentage of Common Stock Outstanding(2)
Robert N. Goldman	138,482	0.12%
Donald K. Grierson	155,908	0.13%
Paul A. Lacy	19,387	0.02%
Michael E. Porter(7)	302,501	0.26%
Noel G. Posternak	307,671	0.26%
Robert P. Schechter	24,844	0.02%
C. Richard Harrison(8)	2,500,222	2.09%
James E. Heppelmann	1,035,944	0.87%
Barry F. Cohen	825,017	0.70%
Paul J. Cunningham	555,814	0.47%
Cornelius F. Moses	624,135	0.53%
All directors, nominees for director, and current executive officers as a group (15 persons)	6,891,701	5.63%

(1)	This describes shares as beneficially owned based on information available to us and applicable regulations. This does not constitute an admission by any stockholder that he beneficially owns the shares listed. Unless otherwise indicated, each stockholder referred to above has sole voting and investment power over the shares listed.
(2)	For purposes of determining the percentage of common stock outstanding, the number of shares deemed outstanding consists of the 117,931,438 shares outstanding as of December 1, 2009 and any shares subject to options held by the person that are exercisable on or before January 30, 2010.
(3)	As reported on Schedule 13G dated June 10, 2009, Ameriprise Financial, Inc. is the holding company of RiverSource Investments, LLC, a registered investment advisor and the advisor to Seligman Communications and Information Fund, Inc., a registered investment company (the “C&I Fund”). The C&I Fund holds 5,841,988 shares (4.95% of PTC’s common stock) directly and has sole voting power over those shares, while it shares investment power over them with RiverSource Investments and Ameriprise Financial. Other clients of RiverSource Investments have the right to receive dividends or the power to direct the receipt of dividends and proceeds from the sale of the other PTC shares included in the aggregate number of shares reported. Ameriprise Financial and RiverSource Investments have no voting power over 11,933,703 of such shares and shared voting power over 11,936 of such shares.
(4)	As reported on Schedule 13G dated February 13, 2009, Cramer Rosenthal McGlynn, LLC is an investment advisor registered with the SEC which shares voting power over 90,280 and investment power over 481,000 of such shares.
(5)	As reported on Schedule 13G dated February 5, 2009, such shares are held by the Barclays bank and investment advisers named above in trust accounts for the economic benefit of the beneficiaries of those accounts. According to the Schedule 13G, such companies collectively have no voting power over 1,112,132 of such shares.
(6)	The amounts listed include the following shares of common stock that may be acquired on or before January 30, 2010 through the exercise of options: Mr. Goldman, 44,000 shares; Mr. Grierson, 89,000 shares; Mr. Porter, 136,000 shares; Mr. Posternak, 116,000 shares; Mr. Harrison, 1,549,995 shares; Mr. Heppelmann, 799,996 shares; Mr. Cohen, 690,000 shares; Mr. Cunningham, 406,998 shares; Mr. Moses, 399,999 shares; and all directors and current executive officers as a group, 4,422,987 shares.
(7)	10,000 of such shares are held in a margin account.
(8)	6,623 of such shares are held jointly by Mr. Harrison with his spouse.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires that our insiders—our directors, executive officers and 10%-or-greater stockholders—file reports with the SEC on their initial beneficial ownership of PTC common stock and any subsequent changes (in this case, “beneficial ownership” means a pecuniary interest in the shares).

Based on our review of all reports filed by our insiders or written representations from insiders that all reportable transactions were reported, we believe that all of our insiders filed on a timely basis all reports required by Section 16(a) for 2009.

COMPENSATION DISCUSSION AND ANALYSIS

The Compensation Committee of our Board of Directors determines the compensation for our executives. This process is described in the section titled “The Compensation Committee” on page 14 of this proxy statement.

We discuss below our executive compensation program and the compensation decisions made for 2009 for our Chief Executive Officer, our Chief Financial Officer and the three other executive officers named in the Summary Compensation Table on page 41 (collectively, our “named executive officers”).

Significant Considerations for 2009

Challenging Economic Environment

Establishing executive compensation, particularly performance-based compensation, was challenging in 2009. Because we have a September 30 fiscal year end, the beginning of our 2009 compensation year was October 1, 2008. Accordingly, our planning with respect to compensation for fiscal 2009 occurred from May 2008 through September 2008, when the economy and the company were doing well. As discussed in the following pages, 2009 annual direct compensation for our executives consisted of a base salary, a short-term incentive bonus under our annual incentive plan, and long-term equity awards that vest based on performance criteria and on time-based criteria. Both the short and long-term awards were in the form of restricted stock units. We set the annual salaries and the target amounts for the short and long-term incentive awards in September and planned, as we had in prior years, to establish the performance criteria for the short and long-term incentive awards in early November 2008. By that time, the economy was in significant turmoil and we were beginning to see some weakening of our business. We deferred establishing the performance criteria for the incentive awards until later in November 2008 when we hoped to have more visibility into PTC’s business prospects for the year. At the time of the late November 2008 meeting, the economy remained in turmoil and, although our business was showing some signs of being adversely affected by the economy, it remained unclear the extent to which our business would be affected. Accordingly, we selected performance criteria for both the annual incentive plan bonus and the long-term equity awards based on the earnings guidance we had provided at the end of October 2008. Also, because we had insufficient shares available under our 2000 Equity Incentive Plan to grant both the short and long-term incentive awards in November, we made only the short-term incentive awards under the annual incentive plan at that time and planned to make the long-term equity awards in Spring 2009 after receiving stockholder approval of an increase in the number of shares issuable under our 2000 Equity Incentive Plan.

By the time the Compensation Committee met again in March 2009, the results of the first quarter of 2009 were available and it was apparent that our business had been, and was likely to continue to be, significantly adversely affected by the global economic climate. At the time we announced our first quarter results, we also issued new earnings guidance for the 2009 fiscal year, which was significantly below the guidance we had provided in October 2008. Due to the significant change in our outlook for fiscal 2009, the Compensation Committee reviewed the performance criteria established in November 2008 for the annual incentive plan and the performance-based long-term equity incentive awards to assess whether such criteria continued to provide the appropriate incentive and reward for the executives to achieve the company’s revised business plan. The Committee concluded that it was unlikely that those performance criteria would be achieved and, accordingly, that the incentive value of such performance-based compensation had decreased significantly. The Committee then considered whether such performance criteria should be amended to align with the company’s revised business plan. The Committee concluded that it was important that the executives be provided an incentive to achieve the revised business plan and considered the best way to do so. The Committee decided not to amend the original performance criteria for the annual incentive plan because doing so would cause that compensation to no longer be considered performance-based compensation under Section 162(m) of the Internal Revenue Code and would not be deductible by PTC. Instead, the Committee established an alternative short-term incentive plan for 2009 tied to PTC’s performance in the second half of the year, which plan was structured in compliance with Section 162(m). Because the original annual incentive plan remained outstanding and amounts could potentially be earned under that plan, the Committee provided that amounts under the alternative plan would not be earned if any of the amounts under the original annual incentive plan were earned.

The Committee also set the number of RSUs to be granted as the 2009 time-based and performance-based long-term equity awards in March 2009. The Committee retained the 2009 performance criteria established in November 2008 for the performance-based portion of the long-term awards even though it recognized that those performance criteria were unlikely to be met because those awards would have been made in November 2008 but for the lack of sufficient shares. The Committee used the target long-term equity award values established in November 2008 as the values for the long-term incentive awards (other than for Mr. Heppelmann, whose award value was established in March 2009 in connection with his promotion to President and Chief Operating Officer) and set the target bonus amount under the alternative short-term incentive plan for each of the executives at an amount that would place each of the executives at approximately 65% of their target total direct compensation for the year. This was based on the Committee’s expectation that (1) the alternative short-term incentive plan performance criteria could be met given sufficient executive focus and would vest, (2) the time-based long-term equity awards would vest, and (3) neither the original annual incentive plan awards nor the performance-based long-term equity awards would be earned or vest. Ultimately, as expected, only the alternative short-term incentive plan and time-based long-term equity awards were earned and all other performance-based compensation for the year was forfeited.

Implementation of CEO Succession Plan

In 2009, we also began implementing our executive succession plan for Mr. Harrison, who had been our Chief Executive Officer and President, and Mr. Heppelmann, who had been our Executive Vice President and Chief Product Officer. Mr. Harrison was named Chairman of the Board of Directors and Chief Executive Officer and Mr. Heppelmann was appointed President and Chief Operating Officer. As described below, Mr. Heppelmann’s compensation was commensurately increased at that time.

Compensation Philosophy & Objectives

We believe that our compensation plans should align our executives’ interests with those of our shareholders and reward our executives for their contributions to the long-term success of PTC. We also believe that a substantial portion of our executives’ compensation should be performance-based to create appropriate incentives and rewards for achieving performance objectives established by the Committee.

Accordingly, we design our compensation plans and associated performance objectives to:

•	motivate our executives to advance the interests of PTC and increase stockholder value;

•	reward our executives for their contributions to the success of PTC; and

•	retain the services of our executives as long as the interests of PTC are being satisfied and the compensation being paid is commensurate with the value being delivered by the executive.

Finally, we assess the compensation we establish for our executives against the compensation paid to executives in similar positions in the peer group discussed below to ensure that the compensation we pay is competitive and fair to our executives and our stockholders by ensuring that the amounts we establish are generally within the second and third quartiles of the compensation paid by the peer group.

Components of Compensation

Main Components

Total direct compensation for our executives consists of the three components described in the table below. We also describe why we use each component and the important features of that component.

Component	Objective	Features
Base Salary	Provide a minimum, fixed level of cash compensation.

•     Set within the context of our annual competitive analysis.

•     Adjustments may be made to reflect market conditions for a position, changes in the status or duties associated with a position or internal equity.

Annual Short-Term Performance-Based Bonus	Focus the executives on achieving specific goals related to PTC’s business plan for the current fiscal year.

•     Performance metrics and target bonus amounts established at beginning of fiscal year.

•     Performance metric for 2009 was non-GAAP operating margin dollars and was established to align with PTC’s 2009 business plan.

•     For 2009, funded at the beginning of the year with restricted stock units (RSUs) that would vest only to the extent the performance criterion was achieved.

•     For 2009, also established alternate short-term plan funded with RSUs in Spring 2009 that would vest only to the extent non-GAAP operating margin dollars performance criterion for the second half of the fiscal year was achieved. No portion would be earned or paid if any of the full-year plan was earned.

Annual Long-Term Equity Incentive Awards	Promote alignment of the executive’s long-term personal interests with the long term interests of PTC and its shareholders. Provide a retention incentive.

•     Provided in the form of restricted stock units (RSUs) for 2009.

•     50% of the award is performance-based:

— subject to the same performance criteria as the annual performance-based bonus,

— earned only to the extent the performance criteria are achieved,

— RSUs earned are subject to subsequent time-based vesting (one-third upon determination of achievement, one-third in each of the next two years if the executive remains employed on the vest date).

•     50% of the award is time-based and vests in three substantially equal annual installments over the three years following the date of grant if the executive remains employed on the vest date.

Other Benefits

Our executives are eligible to participate in the standard benefits and programs available to all PTC employees on the same terms and conditions as all employees, including our 401(k) savings plan. In addition, we provide Mr. Harrison, our chief executive officer, with supplemental long-term disability coverage. We provide no other significant benefits or perquisites to our executives.

Mix of Compensation Components

We use the components described in the table above because we believe they provide an appropriate mix of guaranteed compensation and at-risk compensation that promotes short-term and long-term performance and produces appropriate rewards. With this mix, we provide the executive with a competitive base salary while motivating the executive to focus on the business criteria that will produce a targeted level of performance for PTC and provide the executive with the opportunity to earn additional compensation through short-term and long-term incentives.

The mix of compensation for our executives is weighted toward at-risk pay (annual performance-based incentives and long-term performance-based equity incentives). Maintaining this pay mix results in a pay-for-performance orientation for all our executives.

We consider all pay elements and their impact on each executive’s target direct compensation when making determinations regarding the amount of each element. Our decisions regarding the pay mix also reflect our belief that long-term incentives, particularly equity awards, provide an important motivational and retentive aspect to the executive’s overall compensation package. Accordingly, we strive to provide a higher percentage of at-risk pay than is typical in our selected peer group. This is why guaranteed compensation (base salary and time-based equity) for these executives makes up less of their target total direct compensation than it does for the average executive in the peer group.

As reflected in the charts above, our compensation mix for 2009 was targeted to provide approximately 55% of total compensation through at-risk pay for our Chief Executive Officer and approximately 50% of total compensation through at-risk pay for our other executives, while our peer group companies provided an average of less than 25% of total compensation through at-risk pay. We achieved this mix by making 50% of our annual long-term equity incentive awards performance-based, while the majority of our peer group companies provided only time-based equity incentives. In addition, our annual short-term incentives are performance based. Finally, even the guaranteed compensation provided to these executives carries an at-risk element as a substantial portion of this component is comprised of time-based restricted stock units that carry risks of forfeiture and market price decline.

Analysis of Risk Associated with Our Executive Compensation Plans

In setting compensation, our Compensation Committee also considers the risks to PTC’s stockholders and to achievement of our goals that may be inherent in the compensation program. Although a significant portion of our executives’ compensation is performance-based and “at-risk,” we believe our executive compensation plans are appropriately structured and do not pose a material risk to PTC.

We considered the following elements of our executive compensation plans and policies when evaluating whether such plans and policies encourage our executives to take unreasonable risks:

•	We set performance goals that we believe are reasonable in light of past performance and market conditions.

•

We use restricted stock units rather than stock options for equity awards because restricted stock units retain value even in a depressed market so that executives are less likely to take unreasonable risks to get, or keep, options “in-the-money.”

•

The time-based vesting over three years for our long-term incentive awards, even after achievement of any performance criteria, ensures that our executives’ interests align with those of our stockholders for the long-term performance of PTC.

•

Assuming achievement of at least a minimum level of performance, payouts under our performance-based plans result in some compensation at levels below full target achievement, rather than an “all-or-nothing” approach.

•

Our executive stock ownership policy requires our executives to hold certain levels of stock, not options, restricted stock units or restricted stock, which aligns an appropriate portion of their personal wealth to the long-term performance of PTC.

How We Determine the Total Amount of Compensation

We make decisions regarding the amount and mix of compensation awarded to each of these executives based on:

•	objective data provided by our external compensation consultant, Pearl Meyer & Partners (we refer to this as the “competitive analysis”),

•	subjective analysis of the scope of each executive’s responsibilities, and

•	internal pay equity among the executives.

The competitive analysis provides detailed comparative data by executive position for each component of compensation, including base salary, annual bonus, long-term incentives and total direct compensation, as well as equity ownership and the mix of compensation between base salary, annual bonus and long-term incentives. We compare this information to our executives’ compensation by similarity of position and generally align our executives’ target total direct compensation to be within the second and third quartiles of peer compensation.

Benchmarking and Survey Data

Benchmarking Data. The peer group we used to benchmark the elements of executive pay was made up of publicly-traded U.S. companies within the software industry, most of which are in the enterprise software space, that have revenues and market capitalizations in a range closest to PTC. In evaluating and selecting companies for inclusion in our peer group, we target companies with revenue and market capitalization that are within an approximately 0.5x to 2x multiple when compared to PTC. However, we may include companies with revenue and market capitalizations outside of these parameters if there is strong product similarity (such as with Autodesk, Inc.). We believe this group represents competitors for executive talent in our industry. We review the peer group on an annual basis to ensure that the companies constituting this peer group remain relevant and provide meaningful compensation comparisons.

The 2009 peer group consisted of the companies listed below. It excluded four companies that had been included in 2008 but have since been acquired—BEA Systems Inc., Cognos Inc., Hyperion Solutions Inc. and Kronos Inc.—and included an additional three companies—Novell Inc., Nuance Communications Inc., and Quest Software Inc.—that met the criteria for inclusion.

2009 Peer Group

	Revenue $M (Trailing 4 Quarters as of April 30, 2008)	Market Capitalization $M (As of May 30, 2008)	Criteria Matched
Company			Product Similarity	Revenue $480M - $1,920M	Market Capitalization $1B - $4B
PTC	$991	$2,161
Autodesk, Inc.	$2,262	$9,204	✓
BMC Software Inc.	$1,732	$7,643	✓	✓
Cadence Design Systems, Inc.	$1,537	$2,996	✓	✓	✓
Citrix Systems Inc.	$1,461	$6,300	✓	✓
Compuware Corporation	$1,230	$2,666	✓	✓	✓
Lawson Software Inc.	$832	$1,514	✓	✓	✓
McAfee Inc.	$1,363	$5,828	✓	✓
Mentor Graphics Corp.	$856	$1,057	✓	✓	✓
Novell Inc.	$935	$2,504	✓	✓	✓
Nuance Communications Inc.	$735	$4,150	✓	✓
Progress Software Corp.	$500	$1,292	✓	✓	✓
Quest Software Inc.	$654	$1,762	✓	✓	✓
Sybase Inc.	$1,056	$2,829	✓	✓	✓
Synopsys Inc.	$1,259	$3,735	✓	✓	✓
TIBCO Software, Inc.	$598	$1,439	✓	✓	✓
Median	$1,056	$2,829
Average	$1,134	$3,661

Survey Data. We also use survey data for additional perspective. Our primary survey source is the CHiPS Executive Total Compensation Survey, a high technology executive compensation pay and policy survey. PTC participates in this survey and believes that it represents a good cross-section of the software industry. The data used was appropriate to PTC’s size and industry and represented 43 companies with a median revenue of $1.150 billion. The CHiPS survey is published by the survey division of Pearl Meyer & Partners, which is a separate business unit from the consulting division we use for consulting services. Although PTC is on the Steering Committee for the CHiPS survey, its membership on the Steering Committee does not enable PTC to influence the results of the survey or the competitive analysis.

Subjective Analysis of Executive Responsibilities and Internal Pay Equity

While we use the objective market data as a starting point for determining the appropriate compensation for our executives, we recognize that circumstances could warrant a deviation from that data. Accordingly, for certain positions for which there are no comparable external benchmarks, we make our own judgments with regard to the compensation levels for those positions. We consider both whether the amount seems fair for the responsibilities of the position and internal pay equity among the executives. See our analysis of the compensation decisions for Mr. Heppelmann and Mr. Cohen in “Analysis of Compensation Decisions for 2009” below for a discussion of how this subjective analysis was used. Where benchmark data is available, we also consider internal pay equity among the executives as we do not believe the external benchmark should be the only determinant of compensation.

Analysis of Compensation Decisions for 2009

The target total direct compensation we established for each of the named executive officers is set forth in the table below. We provide this table to show you how the Compensation Committee establishes and views the target compensation to be paid to our named executive officers.

This table differs from the Summary Compensation Table on page 41 that shows actual compensation calculated in accordance with SEC requirements and should not be used as a substitute for that table. In particular:

•

The stock-based amounts (target annual bonus and target long-term equity) shown in the table below differ from the values shown for 2009 in the Summary Compensation Table. The Summary Compensation Table shows the aggregate expense recorded under accounting rules for stock-based compensation for all unvested awards, irrespective of when granted, while the table below shows the target values of the annual bonus and the long-term performance-based and time-based equity awards established in September 2008.

•

The target long-term equity amounts shown in the table below differ from the grant date fair values as shown in the “Grants of Plan-Based Awards” table on page 43 because, as shown in the Grants of Plan-Based Awards table, the award decision and determination of the number of restricted stock units to be granted was based on the fair market value of a share of our common stock on the decision date, while the grants became effective at a later date when the fair market value of a share of our common stock was higher, which caused the “Grant Date Fair Value” to be higher than the established target value.

2009 Compensation Plan (Established September 2008)

	Target Total Annual Compensation		Target Long-Term Equity
Name	Salary	Target Annual Bonus	Performance- Based Equity Grant	Time-Based Equity Grant	Target Total Direct Compensation
C. Richard Harrison, Chief Executive Officer	$600,000	$1,200,000	$2,142,100	$2,142,100	$6,084,200
James Heppelmann, Executive Vice President, Chief Product Officer(1)	$487,000	$300,000	$1,220,000	$1,220,000	$3,227,000
Cornelius F. Moses, III, Executive Vice President, Chief Financial Officer	$415,000	$300,000	$911,800	$911,800	$2,538,600
Barry Cohen, Executive Vice President, Strategic Services and Partners	$415,000	$300,000	$746,800	$746,800	$2,208,600
Paul Cunningham, Executive Vice President, Worldwide Sales	$415,000	$300,000	$746,800	$746,800	$2,208,600

(1)	On March 4, 2009, Mr. Heppelmann was promoted to President and Chief Operating Officer. We reevaluated and increased his target compensation at that time to reflect his increased responsibilities. His revised target compensation is shown in the table below.

March 2009 Heppelmann Promotion to President and Chief Operating Officer
	Target Total Annual Compensation		Target Long-Term Equity
Name	Salary	Target Annual Bonus	Performance- Based Equity Grant	Time-Based Equity Grant	Target Total Direct Compensation
James Heppelmann	$550,000	$600,000	$1,500,000	$1,500,000	$4,150,000

Overall Considerations

We set target total direct compensation to be within the second and third quartiles (between the 25th and the 75th percentiles) of the peer group benchmark data if performance objectives established by the Committee for the year are achieved. We believe that this competitive positioning of total direct compensation enables us to attract and retain skilled executives.

Considerations for Mr. Harrison

As is typically the case, the compensation paid to our chief executive officer is greater than that paid the other named executives. We believe this is appropriate because he is responsible for all business lines and functions within the company. For that reason, and to further align Mr. Harrison’s interests with those of our stockholders, his compensation is more dependent upon PTC’s performance.

In 2008, Mr. Harrison was eligible to receive a performance-based “upside” bonus of $570,000. In 2009, we reallocated the upside bonus potential into his salary and target annual bonus. These adjustments increased his salary by $80,000 to $600,000 and his target annual bonus by $500,000 to $1.2 million for 2009, thus keeping his total compensation opportunity for 2009 approximately the same as for 2008. The reallocation is consistent with our pay-for-performance philosophy as payment of his target annual bonus and upside bonus for 2008 were based on performance and the combined target annual bonus for 2009 remains performance-based, thus keeping more than half of his annual compensation subject to achievement of performance criteria.

Considerations for Mr. Heppelmann

Mr. Heppelmann, our President and Chief Operating Officer, was our Executive Vice President, Chief Product Officer until March 2009. Because his responsibilities in each of these positions were unique and there were no comparable positions in the peer group, we used subjective factors in determining the amounts to be paid to Mr. Heppelmann in each of these positions.

As our Executive Vice President, Chief Product Officer, Mr. Heppelmann had responsibility for PTC’s worldwide research and development activities and PTC’s worldwide marketing activities, including product and corporate marketing. In the benchmark data we use, Mr. Heppelmann’s responsibilities in that position typically are under the leadership of separate executives due to the nature of those responsibilities. Accordingly, when setting target compensation amounts for Mr. Heppelmann in that position, we considered internal pay equity among our executives by evaluating his responsibilities compared to our other executives. We determined it was appropriate to increase Mr. Heppelmann’s annual long-term equity incentive for 2009 by $200,000 in recognition of the scope and importance of the responsibilities of his position relative to our other executives, as well as the additional responsibilities he was assuming as part of the succession planning.

When Mr. Heppelmann was appointed President and Chief Operating Officer of PTC, we considered the compensation that would be appropriate for him in this role. Because Mr. Heppelmann was transitioning from managing one operational unit to managing all of the company’s operational units but did not yet have responsibility for all such units, we decided that paying him the compensation appropriate for a chief executive officer in charge of all operating units would be inappropriate. Accordingly, we compared his compensation to those of company presidents in the peer group and reduced it to be commensurate with the proportion of that role’s responsibilities then being performed by him.

Considerations for Mr. Moses

The competitive analysis for Mr. Moses, our Chief Financial Officer, showed that his target total direct compensation was above the 75th percentile of the peer group. However, the Committee maintained his target compensation at this level because the amount of his target compensation was commensurate with that of our other executives and the scope and importance of his responsibilities relative to theirs.

Considerations for Mr. Cohen

Mr. Cohen, our Executive Vice President, Strategic Service & Partners, also has a unique position for which we believe there is no appropriate match in the peer group or survey data as the scope of this position is greater than any specific position in the peer group or survey data. Mr. Cohen has responsibility for PTC’s worldwide Global Services business, Customer Care and Technical Support, Global Partners and Education, and Human Resources. Accordingly, when setting target compensation amounts for Mr. Cohen, we considered internal equity by evaluating the scope and importance of his responsibilities compared to our other executives. For 2009, we made no changes to the target compensation levels for Mr. Cohen as we believed his pay level was appropriate when considering the compensation levels of our other executives.

Considerations for Mr. Cunningham

The competitive analysis showed that Mr. Cunningham, our Executive Vice President, Worldwide Sales, was at the 50 th percentile for total direct compensation. Because Mr. Cunningham’s overall pay position was in line with that of the other executives and within our intended position with respect to the peer group, we made no changes to his target compensation in 2009.

Considerations for All Named Executives in Connection with the March 2009 Business Plan Revision

As described in “Significant Considerations for 2009” above, after the first quarter of 2009, it became apparent that, due to the challenging macroeconomic climate and its effect on our business, we would not achieve our business plan for the year and that the performance criteria established in November 2008 for the annual incentive plan and the performance-based long-term equity awards could not be met. Accordingly, when we revised our business plan and expectations for 2009, the Compensation Committee established an alternative incentive plan covering the second half of the year to incent the executives to achieve the revised plan.

When establishing the alternative plan, the Committee considered the target total compensation it believed appropriate to deliver to the executives if they achieved the revised business plan. The Committee considered the fact that each of the original annual incentive plan award and long-term performance-based award was unlikely to be earned, but that the long-term time-based award would still vest. Accordingly, the Committee established the alternative target bonus for each of the executives at a level that, if achieved, would deliver 65% of target total direct compensation. Moreover, in order to prevent potential duplicative payments, the Committee also provided that if any portion of the annual incentive plan award was earned, no portion of the alternative plan award would be earned. The alternative plan target bonus established and the revised target total direct compensation for each executive are shown in the table below.

March 2009 Revised Target Total Direct Compensation

Executive	Salary	Alternative Plan Target Bonus	Time-Based Equity Grant	Revised Target Total Direct Compensation (Represents 65% of Original Target Total Direct Compensation)
C. Richard Harrison	$600,000	$1,212,630	$2,142,100	$3,954,730
James Heppelmann	$550,000	$566,250	$1,500,000	$2,616,250	(1)
Cornelius Moses	$415,000	$323,290	$911,800	$1,650,090
Barry Cohen	$415,000	$273,790	$746,800	$1,435,590
Paul Cunningham	$415,000	$273,790	$746,800	$1,435,590

(1)	Represents 65% of Target Total Direct Compensation to be delivered based on his compensation as President and Chief Operating Officer, reflecting his pro-rated bonus of $475,000 for 2009 (blended $300,000 original target bonus and $600,000 target bonus upon promotion).

The numbers of restricted stock units corresponding to these target bonus amounts under the alternative plan that were determined in March 2009 are described below under “Amounts Earned by the Executives under the Alternative Incentive Plan.”

The 2009 Performance-Based Compensation Structure and Criteria

Selection of Criteria

We selected non-GAAP operating margin dollars as the performance criterion for our 2009 performance-based plans and equity awards due to the importance of non-GAAP operating margin to our business plan. We use non-GAAP operating margin dollars rather than operating margin dollars determined in accordance with GAAP as this enables us to measure operating performance on a consistent basis with prior years.

The 2009 Performance-Based Compensation Criteria and Achievement

The tables below show:

•	the performance criteria for the initial 2009 incentive plan and the performance-based long-term equity awards,

•	the performance criterion for the alternative 2009 incentive plan, and

•	in each case, the extent to which the performance criteria were achieved and incentive amounts were earned.

Full Year Incentive Plan and Performance-Based Long-Term Equity Award Criteria. The performance criteria for the original, full year annual incentive plan awards and the performance-based long-term equity awards were established in November 2008 and based on PTC’s business plan for the 2009 fiscal year. Under the terms of the awards, no portion of the awards would be earned unless the Non-GAAP Operating Margin Dollars Threshold of $150 million was met, at which point 50% of the awards would be earned. Thereafter, up to an additional 40% of the awards would be earned based on the extent to which Non-GAAP Operating Margin Dollars between $150 million and $170 million were achieved and up to an additional 10% of the awards would be earned based on the extent to which Non-GAAP Operating Margin Dollars between $170 million and $235 million were achieved. As the performance criteria were not met, none of the awards were earned and all were forfeited.

Full Year Incentive Plan and Performance-Based Long-Term Equity Awards Established November 2008

Performance Criteria	Threshold (50% Earned)	Target (Up to an Additional 40% Earned)	Stretch (Up to an Additional 10% Earned)	Actual Achievement		Actual Award Percentage Earned
Non-GAAP Operating Margin Dollars	$150 million	$170 million	$235 million	$119.8 million	(1)	0%

(1)	Non-GAAP operating margin dollars for the full 2009 fiscal year are calculated by excluding stock-based compensation expense of $43.3 million, amortization of acquired intangible assets and acquired in-process research and development expenses of $35.6 million, restructuring charges of $22.7 million and $1.1 million of net revenue attributable to the Relex business from operating margin dollars determined in accordance with GAAP of $19.3 million.

Alternative Incentive Plan Criterion. The Alternative Incentive Plan was established in March 2009 as a result of our revision of our business plan for the 2009 fiscal year and the performance criterion under the alternative plan tied to such business plan. To ensure that this plan would comply with Section 162(m) of the Internal Revenue Code, the plan measurement period was the second half of the fiscal year. No portion of the alternative plan awards would be earned until the Non-GAAP Operating Margin Dollars Threshold/Target was met, at which point 100% of the awards would be earned. These awards contained the additional limitation that no portion of the awards would be earned if any portion of the annual incentive plan awards were earned. The performance criterion was achieved and all awards were earned.

Alternative Incentive Plan Established March 2009

Performance Criterion	Threshold/Target (100% Earned)	Actual Achievement		Actual Award Percentage Earned
Non-GAAP Operating Margin Dollars for the Second Half of FY 2009	$50 million	$73.6 million	(1)	100%

(1)	Non-GAAP operating margin dollars for the second half of fiscal 2009 are calculated by excluding stock-based compensation expense of $26.1 million, amortization of acquired intangible assets and acquired in-process research and development expenses of $18.6 million, restructuring charges of $12.9 million and $1.1 million of net revenue attributable to the Relex business from operating margin dollars determined in accordance with GAAP of $17.1 million.

Amounts Earned by the Executives under the Alternative Incentive Plan. The table below shows the number of restricted stock units issued under the Alternative Incentive Plan corresponding to the Target Bonus for each executive and the actual number of such restricted stock units earned by each of the executives under the plan.

Amounts Established and Earned under the Alternative Incentive Plan

Executive Officer	Target Bonus	Plan Establishment Date Fair Value of RSU Award(1)	Number of RSUs Issued under the Plan(1)	Number of RSUs Earned under the Plan
C. Richard Harrison	$1,212,630	$1,212,628	154,672	154,672
James Heppelmann	$566,250	$566,244	72,225	72,225
Cornelius Moses, III	$323,290	$323,282	41,235	41,235
Barry Cohen	$273,790	$272,788	34,922	34,922
Paul Cunningham	$273,790	$273,788	34,922	34,922

(1)	Based on the closing sale price of a share of PTC common stock of $7.84 on March 3, 2009, the date the plan was adopted. The number of RSUs issued was determined by dividing the Target Bonus value by the March 3, 2009 closing price and rounding down to the nearest whole share.

Severance and Change in Control Arrangements

We have historically had severance and change in control arrangements with our executives. We substantially revised those agreements in 2006, including provisions requiring each executive officer to execute a new non-competition agreement with PTC and to execute a general release of claims as a condition to receiving the severance benefits under the agreement. The revisions also enabled PTC to terminate the agreement unilaterally after an initial two-year term and each year thereafter. Accordingly, in May 2009, the Compensation Committee considered whether maintaining such agreements remained appropriate. The Committee reviewed current market practices and the terms of the agreements with the Committee’s compensation consultant and determined that such agreements and the terms thereof were consistent with the practices of PTC’s peer companies. The Committee also considered the continuing consolidation in the industry and PTC’s depressed stock price. As a result of its review, the Committee decided that it was appropriate to allow the agreements to renew because it believed the agreements enhanced PTC’s ability to retain the services of its executives and appropriately balanced the interests of PTC, its executives and its stockholders.

We believe these agreements are important motivational and retention tools because, in a time of increased consolidation in our industry and increased competition for executive talent, they provide a measure of earnings security by offering income protection in the form of severance and continued benefits if the executive is terminated without cause, economic protection for the executive’s family if the executive becomes disabled or dies, and additional protections in connection with a change in control of PTC.

We also believe that providing severance to our employees, including these executives, is an appropriate bridge to subsequent employment if the person is terminated without cause. This is particularly so for executive-level positions for which the opportunities are typically more limited and the job search lead time longer. The agreements also benefit PTC by enabling executives to remain focused on PTC’s business in uncertain times without the distraction of potential job loss.

We believe these agreements are even more important in the context of a change in control as we believe they will motivate and encourage the executives to be receptive to potential strategic transactions that are in the best interest of stockholders, even if the executive faces potential job loss, which would otherwise result in losing the opportunity to vest in equity awards, which comprise a significant portion of each executive’s compensation. For the CEO, the agreement provides for a single trigger vesting of equity and automatic termination of his employment 30-days after a change in control because we believe that if the company were to be acquired, the position would be significantly changed or reduced. The arrangements for our other executives are structured substantially as “double triggers” in that most of their unvested equity remains subject to continued vesting requirements and vesting is accelerated only upon termination or resignation with good reason within two years of a change in control. Equity that would otherwise vest beyond this two-year period vests upon the change in control because such equity is beyond the two-year protection period established under the agreement and we wanted to ensure the executives received the benefit of that equity. We believe this benefits the company and the potential acquirer because it enables the company to retain and motivate the executive in the time of a potential change in control. It also provides an acquirer with the ability to retain desired executives using existing equity incentives and does not provide a one-time benefit to the executive that could undermine those efforts.

The agreements also provide for a “gross-up” payment of the excise taxes owed by the executive under Section 4999 of the Internal Revenue Code only if the amounts received in connection with a change in control exceed certain amounts. The agreements provide that the amounts to be received may be reduced by up to 15% of the value if such reduction would cause the amounts received not to be subject to the excise tax. If they are not so reduced, PTC is required to make the gross-up payment to offset the effect of the excise tax. This obligation is structured so that if the return to stockholders is below a certain level, the amount received by the executive will be reduced and the company will not be required to make the payment, and that, correspondingly, if the return to stockholders is above that level, representing significant value to the stockholders, the company, in recognition of the increased value provided, will be obligated to make the payment to enable the executive to receive the intended economic value of the agreement.

Finally, the agreements provide for the full vesting of all long-term equity incentives held by the executive in the event of his disability or death. We believe this is appropriate as these events would otherwise preclude the executive and/or his family from receiving the full intended benefit of these awards and any intended retentive effect associated with future vesting of these awards would no longer be applicable.

We describe the agreements more fully under “Potential Payments upon Termination or Change-in-Control” on page 47.

Equity Ownership

Each year we examine the total equity ownership of these executives as part of the competitive analysis. Because we believe that the interests of these executives are more aligned with stockholders’ interests if they are stockholders themselves, we adopted a stock ownership policy for these executives in 2007. The policy requires the CEO and each of the other named executives to attain and maintain an ownership level of PTC’s common stock equal to three times and one times, respectively, their individual annual salary through retention of vested shares or RSUs (excluding shares or RSUs granted under the annual incentive plan). The Executive Stock Ownership Policy is available on the Investor Relations page of our website at www.ptc.com. All named executives were in compliance with the policy as of January 4, 2010.

Timing of Equity Grants

We do not time grants either to take advantage of a depressed stock price or in anticipation of an increase in stock price and have limited the amount of discretion that can be exercised in connection with the timing of awards. We generally make awards only on pre-determined dates to ensure that awards cannot be timed to take advantage of material non-public information.

We make our annual awards to executives, directors and employees on scheduled dates. Typically, our annual executive awards are made in November after public release of the previous fiscal year’s financial results, awards to our Board of Directors are made on the day of the annual stockholders’ meeting and awards to our employees are made in November and March. In years when there are insufficient shares approved by shareholders for our equity incentive plans to make the contemplated awards, those awards may be delayed as they were in 2009.

Awards other than our annual awards may be made by either the Compensation Committee or by our Chief Executive Officer pursuant to delegated authority. The Compensation Committee may make awards in connection with a meeting of the Committee at any time other than during an earnings blackout period, which is the prophylactic period encompassing the end of each fiscal quarter through the date the earnings for that quarter are announced. Our Chief Executive Officer may make awards only on the 15th of the month (or the next succeeding business day if the 15th is not a business day), other than in the months of January, April, July and October in which no awards may be made due to the fact that those months follow the end of a fiscal quarter and precede the date we announce our earnings for that fiscal quarter.

Tax and Accounting Considerations

Tax Considerations. We consider the tax (individual and corporate) consequences of our executive compensation plans when designing the plans. Section 162(m) of the Internal Revenue Code limits deduction of compensation paid to the chief executive officer and three other most highly compensated executive officers of PTC (other than the chief financial officer) to $1,000,000 unless the compensation is “performance-based.” Because base salary and time-based restricted stock and RSUs are not considered performance-based compensation, any amount earned by these executives attributable to base salary or vesting of time-based restricted stock or RSUs over $1,000,000 is not a deductible compensation expense. Because base salaries for these executives are not more than $1,000,000, any compensation that is not deductible is attributable to vesting of time-based restricted stock or RSUs. Performance-based restricted stock and RSUs are considered performance-based compensation under Section 162(m) and any amount associated with the vesting of these awards is deductible. For 2009, only the following amounts associated with vesting of time-based restricted stock and RSUs were not deductible under Section 162(m): $1,030,180 for Mr. Harrison and $157,709 for Mr. Heppelmann. We believe that any cost associated with vesting of the time-based restricted stock or RSUs in excess of the deductible amount is justified by the incentive and retention value provided by the equity award.

Accounting Considerations. We also consider the accounting expense impact when determining amounts of incentive grants to executives and employees. Under applicable accounting rules, grants of stock options, restricted stock, RSUs and other share-based payments result in a stock-based compensation charge to PTC. The charge is equal to the fair value of the equity issued and is amortized over the vesting period of the award. For restricted stock and RSUs (our predominant instruments), fair value is the closing price of the stock on the grant date times the number of shares or RSUs granted.

Report of the Compensation Committee

The Compensation Committee has reviewed and discussed with management the foregoing Compensation Discussion and Analysis. Based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Compensation Committee

Robert N. Goldman, Chairman

Donald K. Grierson

EXECUTIVE COMPENSATION

Compensation Paid in 2009

The discussion, table and footnotes below describe the total compensation paid for 2009 to our Chief Executive Officer, our Chief Financial Officer, and our three other most highly compensated executive officers (collectively, our “named executive officers”).

As reflected in the Summary Compensation Table below, we pay these executive officers a mix of cash and equity compensation.

Cash Compensation. We pay these executives a base salary and did not pay a discretionary cash bonus or any amounts under non-equity incentive plans.

Equity Compensation. We make annual equity awards to these executives, some of which are time-based, some of which are performance-based, and some of which are initially performance-based and then subject to subsequent time-based vesting. We granted restricted stock in 2005, 2006, 2007 and 2008 and restricted stock units (RSUs) in 2009. The amounts shown in the “Stock Awards” column reflect the compensation expense recorded in 2009, 2008 and 2007 with respect to those awards. Amounts shown in the “Option Awards” column reflect compensation expense recorded in 2008 and 2007 with respect to option awards made in 2004.

Other Forms of Compensation. We do not provide these executives with pensions or the ability to defer compensation. Amounts shown in the “All Other Compensation” column reflect the matching cash contribution under our 401(k) Savings Plan for those participating in the plan and, for our Chief Executive Officer only, a supplemental long-term disability insurance premium. We do not provide other significant benefits or perquisites to our executives.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)		Stock Awards ($)(1)	Option Awards ($)(2)	All Other Compensation ($)(3)	Total ($)
C. Richard Harrison	2009	$600,000		$4,539,877	$0	$8,682	$5,148,559
Chief Executive Officer and Chairman	2008	$520,000		$4,918,842	$222,784	$8,680	$5,670,306
	2007	$520,000		$4,440,183	$610,136	$8,529	$5,578,848

Cornelius F. Moses, III	2009	$415,000		$1,600,860	$0	$6,900	$2,022,760
Executive Vice President, Chief Financial Officer	2008	$415,000		$1,807,727	$83,543	$6,902	$2,313,172
	2007	$415,000		$1,500,902	$424,673	$6,742	$2,347,317

James E. Heppelmann	2009	$521,650	(4)	$2,338,746	$0	$6,901	$2,867,297
President and Chief Operating Officer	2008	$487,000		$2,206,896	$83,543	$6,901	$2,784,340
	2007	$487,000		$1,750,707	$228,800	$6,748	$2,473,255

Barry F. Cohen	2009	$415,000		$1,391,331	$0	$0	$1,806,331
Executive Vice President, Strategic Services and Partners	2008	$415,000		$1,671,593	$83,543	$0	$2,170,136
	2007	$415,000		$1,500,902	$228,800	$0	$2,144,702

Paul J. Cunningham	2009	$415,000		$1,391,331	$0	$6,900	$1,813,231
Executive Vice President, Worldwide Sales	2008	$415,000		$1,671,593	$83,543	$6,902	$2,177,038
	2007	$415,000		$1,500,902	$228,800	$6,742	$2,151,444

(1)

Amount recorded under applicable accounting rules in connection with grants of RSUs and restricted stock made in 2005-2009. The amount recorded for any year is based on the grant date fair value of the award and the percentage of that award vested in the year, reduced by any assumed forfeiture rates. The grant date fair value is generally equal to the number of RSUs or shares granted multiplied by the closing price of our stock on the NASDAQ Global Select Market on the grant date. For time-based RSUs and restricted stock issued to our executives, we assume no forfeitures will occur. For performance-based RSUs and restricted stock, because the performance period is the fiscal year in which the award is granted, the assumed forfeiture rates are the actual forfeiture rates. The forfeiture rates associated with such awards were: 8% for those granted on July 27, 2005; 0% for those granted on November 9, 2005; 14.2% for those granted on November 3, 2006; 3.3% for those granted on November 7, 2007; 100% for those granted on November 20, 2008, March 4, 2009 and certain awards granted on May 13, 2009; and 0% for other awards granted on May 13, 2009. See the “Outstanding Equity Awards at Fiscal Year End” table for a breakdown of these awards.

(2)	Amount recorded in connection with options granted on March 3, 2004. In accordance with SFAS 123(R) and using the Black-Scholes option pricing model, the following assumptions were used with respect to these options: expected life of 4 years, risk-free interest rate of 3.2% and volatility of 74%. No service-based forfeitures were assumed.
(3)	Amounts shown are our matching contributions under PTC’s 401(k) Savings Plan and, for Mr. Harrison only, a $1,780 premium for a supplemental disability insurance policy.
(4)	Mr. Heppelmann’s salary was $415,000 per year from October 1, 2008 to March 3, 2009. On March 4, 2009, Mr. Heppelmann was promoted to President and Chief Operating Officer, at which time his salary was increased to $550,000 per year.

Grants of Plan-Based Awards

Because we believe in providing a mix of guaranteed and at-risk compensation and use equity as both an incentive and retention tool, we make a number of awards each year. We generally establish a short-term incentive plan tied to the fiscal year that is earned and paid, to the extent earned, upon completion of the fiscal year. We also grant equity awards that vest over three years. For 2009, due to adverse macroeconomic conditions and our consequent re-evaluation of our business plan for the year, we established an alternative short-term incentive plan tied to performance for the second half of the year that could be earned only if no portion of the original annual incentive plan awards were earned. We describe our equity compensation decisions for 2009, including the rationale for the alternative plan and the calculation of “non-GAAP operating margin” for purposes of the incentive plans, more fully in “COMPENSATION DISCUSSION AND ANALYSIS.”

Short-Term Incentive Plans

Our short-term incentive plans were funded with restricted stock units (RSUs) that could be earned to the extent performance criteria established at the beginning of the performance period were achieved.

Annual Incentive Plan. Each of the awards under the 2009 Executive Incentive Plan were eligible to be earned as follows:

•	50% of the award would be earned based on PTC’s achievement of $150 million non-GAAP operating margin dollars in 2009;

•	up to an additional 40% of the RSUs awarded could be earned based on PTC’s achievement of non-GAAP operating margin dollars between $150 million and $170 million in 2009; and

•

up to an additional 10% of the RSUs awarded could be earned based on PTC’s achievement of non-GAAP operating margin dollars between $170 million and $235 million in 2009, with the full amount being earned if PTC achieved non-GAAP operating margin dollars of at least $235 million.

The RSUs were to vest on the later of November 15, 2009 or the date on which the Compensation Committee determined the extent to which the relevant performance criteria had been met.

None of the performance criteria were met and these awards were forfeited in full.

Alternative Incentive Plan. Each of the awards under the Alternative Incentive Plan could be earned in full if PTC achieved non-GAAP operating margin dollars of $50 million for the second half of 2009. The RSUs were to vest on the later of November 15, 2009 or the date on which the Compensation Committee determined the extent to which the performance criteria had been met. None of the RSUs would be earned if any of the RSUs under the annual incentive plan were earned. PTC achieved $73.6 million in non-GAAP operating margin dollars for the second half of 2009 and these awards were earned in full.

Long-Term Incentives

Our long-term incentive awards consisted of RSUs that vest over three years, half of which were performance-based and then subject to subsequent time-based vesting and half of which were time-based only.

Blended Performance and Time-Based Restricted Stock Units. We granted RSUs that were first subject to the same performance criteria as the annual incentive plan and then subject to time-based vesting. Although these RSUs were not granted until Spring 2009 due to the fact that we had insufficient shares under our 2000 Equity Incentive Plan until that time, they were subject to the performance criteria established in November 2008 as that is our practice.

As with the awards under the annual incentive plan, these awards were not earned and were forfeited in full.

Time-based Restricted Stock Units. The amounts in the “All Other Stock Awards” column reflect the time-based restricted stock units granted in 2009. These RSUs vest in three substantially equal installments on November 15, 2009, November 15, 2010 and November 15, 2011 if the executive remains employed by PTC on the vest date.

Grants of Plan-Based Awards in 2009

Name	Committee Resolution Date(1)	Grant Date		Estimated Possible Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Securities Underlying Stock or Units (#)	Grant Date Fair Value of Stock Awards(2) ($)		Earned or Forfeited
				Threshold (#)	Target (#)	Maximum (#)
C. Richard Harrison, Chief Executive Officer	11/20/2008 3/3/2009 3/3/2009 3/3/2009	11/20/2008 5/13/2009 5/13/2009 5/13/2009	(3) (4) (5) (6)	63,291 136,614 154,672	113,923 245,904 154,672	126,582 273,227 154,672	273,227	$ $ $ $	1,199,997 2,849,758 1,613,229 2,849,758	Forfeited Forfeited Earned Earned

Cornelius F. Moses, III, Executive Vice President, Chief Financial Officer	11/20/2008 3/3/2009 3/3/2009 3/3/2009	11/20/2008 5/13/2009 5/13/2009 5/13/2009	(3) (4) (5) (6)	15,822 58,150 41,235	28,480 104,670 41,235	31,645 116,301 41,235	116,301	$ $ $ $	299,995 1,213,019 430,081 1,213,019	Forfeited Forfeited Earned Earned

James E. Heppelmann, President and Chief Operating Officer	11/20/2008 3/3/2009 3/3/2009 3/3/2009 3/3/2009	11/20/2008 3/4/2009 5/13/2009 5/13/2009 5/13/2009	(3) (7) (4) (5) (6)	15,822 11,089 95,663 72,225	28,480 19,961 172,193 72,225	31,645 22,179 191,326 72,225	191,326	$ $ $ $ $	299,995 174,992 1,995,530 753,307 1,995,530	Forfeited Forfeited Forfeited Earned Earned

Barry F. Cohen, Executive Vice President, Strategic Services and Partners	11/20/2008 3/3/2009 3/3/2009 3/3/2009	11/20/2008 5/13/2009 5/13/2009 5/13/2009	(3) (4) (5) (6)	15,822 47,627 34,922	28,480 85,729 34,922	31,645 95,255 34,922	95,255	$ $ $ $	299,995 993,510 364,236 993,510	Forfeited Forfeited Earned Earned

Paul J. Cunningham, Executive Vice President, Worldwide Sales	11/20/2008 3/3/2009 3/3/2009 3/3/2009	11/20/2008 5/13/2009 5/13/2009 5/13/2009	(3) (4) (5) (6)	15,822 47,627 34,922	31,645 85,729 34,922	31,645 95,255 34,922	95,255	$ $ $ $	299,995 993,510 364,236 993,510	Forfeited Forfeited Earned Earned

(1)	The date on which the Compensation Committee determined the number of RSUs to be awarded. For the awards determined on March 3, 2009, the number of RSUs to be awarded was determined based on the closing price of a share of PTC common stock on The NASDAQ Global Select Market on March 3, 2009 and the awards were contingent on stockholder approval of the increase in the number of shares available under the equity incentive plan and the effectiveness of the related registration statement for those shares. The number of RSUs for each such award was determined by dividing the target value for such award by the closing price of $7.84 on March 3, 2009 and rounding down to the nearest whole share. The target values for the long-term incentive awards (those with footnotes (4) and (6)) were established in Fall 2008 and were increased for Mr. Heppelmann in March 2009 as a result of his promotion to President and Chief Operating Officer. (See pages 33-34 in “Compensation Discussion and Analysis” above for such values.) The target values for the alternative short-term incentive plan award (those with footnote (5)) were the target bonus amounts established for the executives under that plan (described on page 37 in “Compensation Discussion and Analysis” above).
(2)	Aggregate grant date fair value calculated by multiplying the number of RSUs granted by the closing price of a share of our common stock on the NASDAQ Global Select Market on the grant date. The closing price on the November 20, 2008 grant date was $9.48 and the closing price on the May 13, 2009 grant date was $10.43.
(3)	Award of performance-based RSUs under our annual incentive plan. The RSUs were eligible to vest after the end of the fiscal year to the extent performance criteria established at the time of grant were achieved. The intended value of the award at grant was equal to 100% of the executive’s annual incentive target, which was $1,200,000 for Mr. Harrison and $300,000 for each of the other executive officers, and the number of RSUs was determined by dividing the annual incentive target by the closing stock price of $9.48 on the date of grant and rounding the resulting number down to the nearest whole share. The 2009 performance criteria are described under “Annual Incentive Plan” in the narrative preceding this table. All of these RSUs were forfeited based on PTC’s failure to achieve the performance criteria.
(4)	Grant of blended performance and time-based RSUs. The performance and time-based criteria are described under “Blended Performance and Time-Based Restricted Stock Units” in the narrative preceding this table. All of these RSUs were forfeited based on PTC’s failure to achieve the performance criteria.
(5)	Award of performance-based RSUs under the Alternative Incentive Plan established in March 2009. None of these RSUs would vest if any of the Annual Incentive Plan RSUs were earned. Otherwise, the RSUs were eligible to vest after the end of the fiscal year to the extent the performance criteria were met. The applicable performance criteria are described in “Short-Term Incentive Plans” in the narrative preceding this table. All of these RSUs were earned and vested on November 15, 2009 as the performance criteria were achieved in full.
(6)	Grant of time-based RSUs. One third of these RSUs vested on November 15, 2009 and the remaining two-thirds will vest in two substantially equal installments on November 15, 2010 and November 15, 2011.
(7)	Upon Mr. Heppelmann’s promotion to President and Chief Operating Officer, we increased his target annual bonus from $300,000 to $600,000 and pro-rated the bonus for 2009 to be a target value of $475,000. This award is the incremental amount for the 2009 Annual Incentive Plan and was subject to the same performance criteria as the awards described above in footnote (3). The closing price on March 4, 2009 was $7.89. All of these RSUs were forfeited as PTC failed to achieve the performance criteria.

Outstanding Equity Awards at Fiscal Year-End

The following table shows the equity awards held by each named executive officer as of September 30, 2009. The equity awards in the table consist of stock options granted through 2004, shares of restricted stock granted in 2005 through 2008, and restricted stock units granted in 2009.

Outstanding Equity Awards at 2009 Fiscal Year-End

Name	Option Awards				Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(1)		Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(3)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
C. Richard Harrison, Chief Executive Officer and Chairman	299,999		32.97	9/14/2010
	320,000		12.58	9/20/2011
	239,999		8.50	5/30/2012
	369,998		4.98	2/13/2013
	319,999		11.48	3/3/2014
					76,860	(4)	$1,062,205	273,227	(9)	$3,775,997
					43,333	(5)	$598,862	126,582	(10)	$1,749,363
					37,180	(6)	$513,828	154,672	(11)	$2,137,567
					74,324	(7)	$1,027,158
					273,227	(8)	$3,775,997

Cornelius F. Moses, III, Executive Vice President, Chief Financial Officer	280,000		8.30	6/9/2013
	119,999		11.48	3/3/2014
					32,716	(4)	$452,135	116,301	(9)	$1,607,280
					13,333	(5)	$184,262	31,645	(10)	$437,334
					11,440	(6)	$158,101	41,235	(11)	$569,868
					31,636	(7)	$437,210
					116,301	(8)	$1,607,280

James E. Heppelmann, President and Chief Operating Officer	100,000		23.36	5/18/2010
	40,000		31.25	11/17/2010
	200,000		12.58	9/20/2011
	159,999		8.50	5/30/2012
	194,998		4.98	2/13/2013
	119,999		11.48	3/3/2014
					40,194	(4)	$555,481	191,326	(9)	$2,644,125
					20,000	(5)	$276,400	31,645	(10)	$437,334
					17,160	(6)	$237,151	72,225	(11)	$998,150
					38,867	(7)	$537,142	22,179	(12)	$306,514
					191,326	(8)	$2,644,125

Barry F. Cohen, Executive Vice President, Strategic Services and Partners	100,000		23.36	5/18/2010
	200,000		12.58	9/20/2011
	159,999		8.50	5/30/2012
	110,002		4.98	2/13/2013
	119,999		11.48	3/3/2014
					26,796	(4)	$370,321	95,255	(9)	$1,316,424
					13,333	(5)	$184,262	31,645	(10)	$437,334
					11,440	(6)	$158,101	34,922	(11)	$482,622
					25,911	(7)	$358,090
					95,255	(8)	$1,316,424

Name	Option Awards				Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(1)		Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(3)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
Paul J. Cunningham, Executive Vice President, Worldwide Sales	99,999		23.36	5/18/2010
	12,000		31.25	11/17/2010
	200,000		12.58	9/20/2011
	119,999		11.48	3/3/2014
					26,796	(4)	$370,321	95,255	(9)	$1,316,424
					13,333	(5)	$184,262	31,645	(10)	$437,334
					14,440	(6)	$158,101	34,922	(11)	$482,622
					25,911	(7)	$358,090
					95,255	(8)	$1,316,424

(1)	The unvested shares shown in this column are restricted stock or RSU awards that are subject to time-based vesting. Some of these awards were subject initially to performance-based criteria, which were satisfied in whole or in part, and are now subject only to time-based vesting.
(2)	The market value of unvested shares and RSUs was calculated as of September 30, 2009 based on the closing price of a share of our common stock on the NASDAQ Global Select Market of $13.82.
(3)	The unvested RSUs shown in this column are subject to performance-based vesting; those footnoted with (9) and (10) were forfeited on November 3, 2009 as the performance criteria were not achieved. Those footnoted with (11) vested in full on November 15, 2009.
(4)	Time-based restricted shares awarded on November 7, 2007. Half of these shares vested on November 9, 2009 and the remaining half will vest on November 9, 2010.
(5)	Time-based restricted shares awarded on March 6, 2007. These shares will vest on February 15, 2010.
(6)	Blended performance and time-based restricted shares awarded on November 3, 2006. These shares vested on November 9, 2009.
(7)	Blended performance and time-based restricted shares awarded on November 7, 2007. Half of these shares vested on November 9, 2009 and the remaining shares will vest on November 9, 2010.
(8)	Time-based RSUs awarded on May 13, 2009. These RSUs vest in three substantially equal annual installments. The first installment vested on November 15, 2009 and the remaining installments will vest on November 15, 2010 and November 15, 2011.
(9)	Blended performance and time-based RSUs awarded on May 13, 2009. As PTC did not achieve the performance criteria, on November 3, 2009, all such RSUs were forfeited by the executives.
(10)	Performance-based RSUs awarded on November 20, 2008 in connection with our annual incentive plan. As PTC did not achieve the performance criteria, on November 3, 2009, all such RSUs were forfeited by the executives.
(11)	Performance-based RSUs awarded on May 13, 2009 in connection with the alternative performance plan established for the second half of fiscal 2009. On November 3, 2009, the Compensation Committee determined that the performance criteria had been met in full and all such RSUs vested on November 15, 2009.
(12)	Upon Mr. Heppelmann’s promotion to President and Chief Operating Officer, we increased his target annual bonus from $300,000 to $600,000. This award is the incremental amount for the 2009 annual incentive plan and was subject to the same performance criteria as the awards described above in Footnote (10). All of these RSUs were forfeited as PTC failed to achieve the performance criteria.

Option Exercises and Stock Vested

The following table shows the value realized by executive officers upon option exercises, if any, and vesting of restricted stock and restricted stock units during 2009.

Option Exercises and Stock Vested in 2009

	Option Awards				Stock Awards
Name	Number of Shares Acquired on Exercise (#)		Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(3)	Value Realized on Vesting ($)(3)
C. Richard Harrison, Chief Executive Officer and Chairman	—		—	279,203	$3,304,109
Cornelius F. Moses, Executive Vice President, Chief Financial Officer	—		—	99,231	$1,178,650
James E. Heppelmann, President and Chief Operating Officer	15,000	(1)	$134,475	118,971	$1,404,687
Barry F. Cohen, Executive Vice President, Strategic Services & Partners	—		—	93,407	$1,107,830
Paul J. Cunningham, Executive Vice President, Worldwide Sales	289,997	(2)	$1,760,329	93,407	$1,107,830

(1)	Exercise on August 7, 2009 of option granted on February 13, 2003 at an exercise price of $4.975. The closing price of a share of our common stock on the NASDAQ Global Select Market was $13.94 on the exercise date.
(2)	Exercise on October 31, 2008 of 129,998 options granted on February 13, 2003 at an exercise price of $4.975 and 159,999 options granted on May 30, 2002 at an exercise price of $8.50. The closing price of a share of our common stock on the NASDAQ Global Select Market was $12.99 on the exercise date.
(3)	The table below shows the dates the shares that vested in fiscal 2009 were granted, the dates on which they vested, the per share values on those dates, and the number of shares of each grant that vested for each executive.

Grant Date	Grant Date per Share Value	Vest Date	Vest Date per Share Value	C. Richard Harrison	Cornelius F. Moses	James E. Heppelmann	Barry F. Cohen	Paul J. Cunningham
11/9/2005	$15.48	11/9/2008	$12.16	86,666	26,666	26,666	26,666	26,666
11/3/2006	$13.19	11/9/2008	$12.16	37,180	11,440	17,160	11,440	11,440
3/6/2007	$18.73	2/15/2009	$10.06	43,333	13,333	20,000	13,333	13,333
11/7/2007	$18.58	11/9/2008	$12.16	112,024	47,792	55,145	41,968	41,968

				279,203	99,231	118,971	93,407	93,407

Potential Payments upon Termination or Change-in-Control

We have agreements with our executive officers that provide the benefits described below to them in connection with certain terminations or a change in control of PTC. We describe our reasons for providing these benefits under these agreements in “COMPENSATION DISCUSSION AND ANALYSIS—Severance and Change in Control Arrangements” on page 37.

To receive the payments and benefits described below, the executive must execute a release of claims against PTC. The executive also must continue to comply with the material terms of his employment agreement, as applicable, and the terms of his Non-Disclosure, Non-Competition and Invention Agreement with PTC, which remains in effect after his termination of employment for two years for Mr. Harrison and one year for each of the other executives with respect to the non-competition and non-solicitation provisions and indefinitely with respect to the other provisions.

Mr. Harrison’s Agreement

Termination without Cause; Resignation for Good Reason

If we terminate Mr. Harrison’s employment without cause or if he resigns for good reason (including, generally, a reduction in compensation or benefits, a reduction in authority or responsibilities, or relocation of our principal office by over 50 miles), Mr. Harrison will be entitled to:

•	payment of his salary (excluding bonuses) over the two years following such event, paid at the highest rate in effect during the six months preceding such event, and

•	continued participation in PTC’s medical, dental, vision and basic life insurance benefit plans (or payment in lieu thereof) for up to two years following such event.

Change in Control

Equity. Effective upon a change in control of the company:

•	all performance criteria applicable to all equity awards held by him will be deemed to have been met in full, and

•	all equity awards held by him will immediately become vested and exercisable in full.

These provisions are not applicable to any equity interests issued in connection with PTC’s annual incentive plan or other short-term incentive plans (“bonus equity”).

Annual Incentive Award/Bonus Equity/Target Bonus. In addition, upon a change in control:

•

for any annual cash incentive award in effect for the year in which the change in control occurs and any bonus equity, all performance criteria will be deemed met in full and he will be entitled to a lump sum payment of a pro-rata portion of any such annual cash incentive award and a pro-rata portion of any such bonus equity held by him will vest (such pro-rata portions to be based on the number of days elapsed in the applicable fiscal year), and

•	he will be entitled to a lump sum payment in an amount equal to his target bonus in effect for the year in which the change in control occurs.

Automatic Termination of Employment. The agreement provides that Mr. Harrison’s employment will terminate 30 days following a change in control if not earlier terminated in connection with such change in control. Effective upon the date Mr. Harrison’s employment is so terminated:

•

he will be entitled to the benefits he would receive upon a termination without cause or for good reason described above plus payment of his target bonus over the two years following such termination (paid at the highest rate in effect in the six months preceding the change in control or such termination), and

•	the option exercise period for each stock option held by him will be extended until the earlier of the second anniversary of his termination of employment or the original term of such option.

Gross-Up Payment. The amounts payable and benefits provided to Mr. Harrison under the agreement may be reduced by up to 15% of the value thereof if such reduction would cause the amounts payable and benefits provided not to be subject to the excise tax under Section 4999 of the U.S. Internal Revenue Code. If such a reduction is not made and the amounts payable and benefits provided to Mr. Harrison are subject to such excise tax, Mr. Harrison is entitled to a “gross-up payment” that, on an after-tax basis, is equal to the taxes imposed on such payments made or benefits provided.

Death or Disability

If Mr. Harrison’s employment terminates by reason of his death or disability:

•	all performance criteria applicable to all equity awards held by him will be deemed to have been met in full, and

•	all equity awards held by him will immediately become vested and exercisable in full.

These provisions are not applicable to any bonus equity held by him, which would terminate on such event if the restrictions with respect thereto had not lapsed before such event.

Agreements with James Heppelmann, Cornelius Moses, Barry Cohen and Paul Cunningham

Termination without Cause

If we terminate any of these executives’ employment without cause, the executive will be entitled to:

•	a lump sum payment in an amount equal to the highest annual salary (excluding bonuses) in effect with respect to the executive during the six-months immediately preceding the termination date, and

•	continued participation in PTC’s medical, dental, vision and basic life insurance benefit plans (or payment in lieu thereof) for up to one year following such termination.

Change in Control

Equity. Effective upon a change in control of the company:

•	all performance criteria applicable to any equity award held by the executive will be deemed to have been met in full,

•

the vesting schedule applicable to any equity award held by the executive, including restricted stock, will be amended to immediately vest any portion of such award scheduled to vest after the second anniversary of the change in control (unless the agreement is not assumed or replaced, in which case the equity award will become vested and exercisable in full), and

•	each equity award held by the executive will be deemed amended to provide that it may not, except in certain circumstances, be terminated without the executive’s written consent.

These provisions are not applicable to any bonus equity held by the executive.

Annual Cash Incentive/Bonus Equity/Target Bonus. In addition, upon a change in control:

•

with respect to any annual cash incentive award in effect for the year in which the change in control occurs and any bonus equity, all performance criteria will be deemed met in full and each executive will be entitled to a lump sum payment of a pro-rata portion of any such annual cash incentive award and a pro-rata portion of any such bonus equity held by the executive will vest (such pro-rata portions to be based on the number of days elapsed in the applicable fiscal year), and

•	each officer will also be entitled to a lump sum payment in an amount equal to his target bonus in effect for the year in which the change in control occurs.

Termination in Connection with a Change in Control

If within the two years following a change in control the executive is terminated without cause or resigns for good reason (including, generally, a reduction in compensation, a reduction in authority or responsibilities, or relocation of our principal office by over 50 miles), the executive will be entitled to:

•	the benefits he would have received if his employment was terminated without cause as described above,

•

a lump sum payment equal to his annual target bonus (such target bonus amount to be equal to the highest target bonus in effect with respect to the executive for the year in which the change in control occurred or after the change in control), and

•	accelerated vesting in full of all equity awards held by him (other than any bonus equity held by him).

Gross-Up Payment. The amounts payable and benefits provided to any executive under the agreement may be reduced by up to 15% of the value thereof if such reduction would cause the amounts payable and benefits provided not to be subject to the excise tax under Section 4999 of the U.S. Internal Revenue Code. If such a reduction is not made and the amounts payable and benefits provided to any executive are subject to such excise tax, such executive is entitled to a “gross-up payment” that, on an after-tax basis, is equal to the taxes imposed on such payments made or benefits provided.

Termination upon Death or Disability

If an executive’s employment terminates due to his death or disability:

•	all performance criteria applicable to any equity awards held by him will be deemed to have been met in full, and

•	all equity awards held by him will immediately become vested and exercisable in full.

These provisions are not applicable to any bonus equity held by the executive, which would terminate on such event if the restrictions with respect thereto had not lapsed before such event.

Tabular Presentation of Benefits Provided

The table on the next page shows the benefits that would have been provided under these agreements had a change in control and/or termination of each executive’s employment occurred on September 30, 2009. The values of the stock-based benefits shown are based on the closing price of a share of PTC common stock on The NASDAQ Global Select Market on September 30, 2009 of $13.82. The table does not reflect the value of shares of unrestricted stock or in-the-money exercisable options held by the executive on that date.

Potential Payments on Termination or Change in Control on September 30, 2009

	Circumstances of Termination or Event
	Termination without Cause	Termination for Cause or Voluntary Resignation	Change in Control		Termination without Cause or Resignation for Good Reason within 2 Years following a Change in Control(1)		Disability or Death
C. Richard Harrison
Chairman & Chief Executive Officer
Base Salary	$1,200,000	—	—		$1,200,000		—
Bonus	—	—	$1,200,000		$2,400,000		—
Pro-Rated Bonus	—	—	$1,749,363	(2)	—		—
Accelerated Equity	—	—	$10,754,047	(3)	—		$10,754,047	(3)
Benefits Continuation	$108,490	—	—		$108,490		—
Excise Tax Gross Up	N/A	N/A	—		3,201,336		N/A

Total	$1,308,490	$0	$13,703,410		$6,909,826		$10,754,047

James Heppelmann
President & Chief Operating Officer
Base Salary	$550,000	—	—		$550,000		—
Bonus	—	—	$600,000		$600,000		—
Pro-Rated Bonus	—	—	$743,848	(2)	—		—
Accelerated Equity	—	—	$1,762,741	(4)	$5,131,684	(3)	$6,894,425	(3)
Benefits Continuation	$37,519	—	—		$37,519		—
Excise Tax Gross Up	N/A	N/A	—		—		N/A

Total	$587,519	$0	$3,106,589		$6,319,203		$7,200,939

Cornelius F. Moses, III
Executive Vice President, Chief Financial Officer
Base Salary	$415,000	—	—		$415,000		—
Bonus	—	—	$300,000		$300,000		—
Pro-Rated Bonus	—	—	$437,334	(2)	—		—
Accelerated Equity	—	—	$1,071,520	(4)	$3,374,747	(3)	$4,446,267	(3)
Benefits Continuation	$40,852	—	—		$40,852		—
Excise Tax Gross Up	N/A	N/A	—		—		N/A

Total	$455,852	$0	$1,808,854		$4,130,599		$4,446,267

Barry F. Cohen
Executive Vice President, Strategic Services and Partners
Base Salary	$415,000	—	—		$415,000		—
Bonus	—	—	$300,000		$300,000		—
Pro-Rated Bonus	—	—	$437,334	(2)	—		—
Accelerated Equity	—	—	$877,598	(4)	$2,826,024	(3)	$3,703,622	(3)
Benefits Continuation	$67,902	—	—		$67,902		—
Excise Tax Gross Up	N/A	N/A	—		—		N/A

Total	$482,902	$0	$1,614,932		$3,608,926		$3,703,622

Paul Cunningham
Executive Vice President, Worldwide Sales
Base Salary	$415,000	—	—		$415,000		—
Bonus	—	—	$300,000		$300,000		—
Pro-Rated Bonus	—	—	$437,334	(2)	—		—
Accelerated Equity	—	—	$877,598	(4)	$2,826,024	(3)	$3,703,622	(3)
Benefits Continuation	$34,308	—	—		$34,308		—
Excise Tax Gross Up	N/A	N/A	—		—		N/A

Total	$449,308	$0	$1,614,932		$3,575,332		$3,703,622

(1)	Mr. Harrison’s employment is automatically terminated thirty days after a change in control if not otherwise terminated before such date.
(2)	Value of restricted stock units granted under the 2009 annual incentive plan (“Bonus Equity”). This assumes a full bonus and is based on a closing stock price of $13.82 on September 30, 2009. Does not include the 2009 Alternative Incentive Plan bonus as that plan provided that no portion of the bonus would be paid if any portion of the 2009 Annual Incentive Plan bonus was paid.
(3)	Value of unvested shares and restricted stock units, except Bonus Equity, that accelerate and become fully vested, based on a closing stock price of $13.82 on September 30, 2009.
(4)	Value of unvested shares and restricted stock units that would have vested from and after the second anniversary of the change in control that accelerate and become fully vested, based on a closing stock price of $13.82 on September 30, 2009.

EQUITY COMPENSATION PLAN INFORMATION

as of SEPTEMBER 30, 2009

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options warrants and rights		Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by security holders:
2000 Equity Incentive Plan	11,609,326	(1)	$10.24	(2)	3,194,562
Terminated equity incentive plans	605,998		$31.10		0

Total	12,215,324	(1)	$13.12	(2)	3,194,562
Equity compensation plans not approved by security holders(3)	3,237,553		$15.51		0

Total	15,452,877	(1)	$14.14	(2)	3,194,562

(1)	Includes 3,820,898 shares of our common stock issuable upon vesting of outstanding restricted stock units granted under our 2000 Equity Incentive Plan.
(2)	The weighted-average exercise price does not take into account the shares issuable upon vesting of outstanding restricted stock units, which have no exercise price.
(3)	Our 1997 Nonstatutory Stock Option Plan, which was not approved by stockholders, provided for the issuance of nonstatutory stock options only to employees and consultants who were not executive officers of PTC. We terminated the 1997 NSOP in 2005. The terms applicable to the grant of such options were substantially the same as those applicable to the grant of nonstatutory stock options under the 2000 Equity Incentive Plan, as described on pages 8-10.

U.S. FEDERAL INCOME TAX CONSEQUENCES RELATING TO AWARDS UNDER THE

2000 EQUITY INCENTIVE PLAN

Incentive Stock Options. A participant does not realize taxable income upon the grant or exercise of an ISO under the 2000 EIP. If a participant does not dispose of shares received upon exercise of an ISO for at least two years from the date of grant and one year from the date of exercise, then (1) upon sale of the shares, any amount realized in excess of the exercise price is taxed to the participant as long-term capital gain and any loss sustained will be a long-term capital loss and (2) we may not take a deduction for Federal income tax purposes. The exercise of ISOs gives rise to an adjustment in computing alternative minimum taxable income that may result in alternative minimum tax liability for the participant.

If shares of common stock acquired upon the exercise of an ISO are disposed of before the end of the one and two-year periods described above (a “disqualifying disposition”), the participant realizes ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of the shares at exercise (or, if less, the amount realized on a sale of such shares) over the exercise price. We would be entitled to a tax deduction for the same amount. Any further gain realized by the participant would be taxed as a short-term or long-term capital gain and would not result in any deduction for us. A disqualifying disposition in the year of exercise will generally avoid the alternative minimum tax consequences of the exercise of an ISO.

Nonstatutory Stock Options. No income is realized by the participant at the time a nonstatutory option is granted. Upon exercise, the participant realizes ordinary income in an amount equal to the difference between the exercise price and the fair market value of the shares on the date of exercise. We would receive a tax deduction for the same amount. Upon disposition of the shares, appreciation or depreciation after the date of exercise is treated as a short-term or long-term capital gain or loss and will not result in any further tax deduction by us.

Restricted Stock. Generally, a participant will be taxed at the time the restrictions on the shares lapse. The excess of the fair market value of the shares at that time over the amount paid, if any, by the participant for the shares will be treated as ordinary income. The participant may instead elect at the time of grant to be taxed (as ordinary income) on the excess of the then fair market value of the shares over the amount paid, if any, for the shares. In either case, we would receive a tax deduction for the amount reported as ordinary income to the participant. Upon the participant’s disposition of the shares, any subsequent appreciation or depreciation is treated as a short or long-term capital gain or loss and will not result in any further tax deduction by us.

Restricted Stock Units. A participant will generally realize ordinary income in an amount equal to the fair market value of the shares (or the amount of cash) distributed to settle the restricted stock units at the time of settlement, which is generally upon vesting of the restricted stock units. In certain limited circumstances, a settlement date may be later than the vesting date, in which case the settlement would be made in a manner intended to comply with the rules governing non-qualified deferred compensation arrangements. In either case, we would receive a corresponding tax deduction at the time of settlement. If the restricted stock units are settled in shares, then upon sale of those shares any subsequent appreciation or depreciation would be treated as short-term or long-term capital gain or loss to the participant and would not result in any further tax deduction by us.

Excess Parachute Payments. A participant who receives any accelerated vesting or exercise of options or stock appreciation rights or accelerated lapse of restrictions on restricted stock or restricted stock units in connection with a change in control might be deemed to have received an “excess parachute payment” under federal tax law. In such cases, the participant may be subject to an excise tax and we may be denied a tax deduction.

EXPLANATION OF AMENDMENTS TO BY-LAWS

As permitted by the By-Laws, the Board of Directors has amended and restated PTC’s By-Laws to:

•	correspond with changes to the Massachusetts Business Corporation Act;

•	require additional disclosures from stockholder proponents;

•	separate the positions of Chief Executive Officer and President and to describe their respective powers and responsibilities; and

•	clarify certain other provisions and to make additional administrative and typographical amendments.

The changes made are described below.

Article 1—Stockholders

Section 1.1 “Place of Meetings; Participation by Remote Communications” was amended to enable PTC to permit stockholders and proxyholders not physically present a meeting of stockholders to participate and vote at the meeting by means of remote communications if the corporation has implemented measures to enable such holders an opportunity to read or hear the proceedings of the meeting substantially concurrently with such proceedings and to verify that each person deemed present and permitted to vote by remote communication is such a holder and the corporation keeps a record of each vote cast or other action taken at the meeting by remote communication.

Section 1.2 “Annual Meeting” was amended to eliminate the requirement that the annual meeting be held within six months after the end of the fiscal year and to state that a purpose of the annual meeting is the election of directors and such other purposes as are specified in the notice of meeting.

Section 1.3 “Special Meetings” was amended to replace the term “Clerk” with the term “Secretary” in both places it appears.

Section 1.4 “Notice of Meetings; Waiver” was amended to provide that notice of a meeting of stockholders may not be given more than 60 days before the meeting, that such notice may be given by electronic transmission, that a waiver of notice can be made by electronic transmission, and that a stockholder’s attendance at a meeting waives objection to lack of notice or defective notice and waives objection to consideration of a particular matter at the meeting that is not within the purpose or purposes described in the meeting notice unless the stockholder objects to consideration of the matter when presented. Section 1.4 was also amended to replace the terms “Clerk” and “Assistant Clerk” with the terms “Secretary” and “Assistant Secretary,” respectively.

Section 1.5 “Quorum” was amended to provide that shares once represented for any purpose at a meeting are deemed present for quorum purposes for the remainder of the meeting and for any adjournment of that meeting unless (i) the stockholder attends solely to object to lack of notice, defective notice or the conduct of the meeting on other grounds and does not vote the shares or otherwise consent that such shares are to be deemed present, or (ii) in the case of an adjournment, a new record date is or shall be set for that adjourned meeting. Section 1.5 was also amended to change the references from classes of stock to “voting groups.”

Section 1.6 “Postponements; Adjournments” was amended to provide that any meeting of the stockholders may, before it is called to order, be postponed for any reason by the Board of Directors or the Chief Executive Officer to another date, time and place and that any business that could have been conducted at the meeting as originally called may be transacted at the postponed meeting.

Section 1.7 “Voting and Proxies” was amended to extend the term of a written proxy from six months to eleven months before the meeting stated in the proxy and to permit the Chief Executive Officer, in addition to the board of directors, to approve procedures by which a stockholder may give a proxy by electronic communication.

Section 1.8 “Action at Meeting” was amended to provide for voting by “voting groups” at meetings of the stockholders, rather than classes of stock, and to enable the chairman of the meeting to require voting by ballot.

Section 1.10 “Advance Notice of Business at Meetings of Stockholders” was amended to clarify that stockholder nominations of directors are addressed in Section 2.3 of the By-Laws, to change the term “Clerk” to “Secretary” and to reflect the fact that notices of the meeting can be sent by electronic transmission. Section 1.10 was also amended to provide that the postponement or adjournment of any annual or special meeting of the stockholders for which notice has been provided will not commence a new time period for giving the stockholder’s notice under the section. The section was further amended to require additional information with respect to equity interests, including derivative interests, held and/or beneficially owned by a stockholder proponent, any proxy, understanding or relationship pursuant to which the stockholder has a right to vote any security of the corporation, any short interest in any security of the corporation, any rights to dividends on the shares of the corporation that are separated or separable from the underlying shares, and any performance-related fees (other than asset based fees) that the stockholder is entitled to based on any increase or decrease in the value of shares of the corporation or derivative instruments, any material interest the stockholder or beneficial owner has in the proposed business, and any understanding the stockholder has with any other person(s) related to the subject matter of the proposal. Finally, the section was amended to clarify that the provisions of the section apply whether or not the stockholder seeks inclusion of the stockholder’s proposal in the corporation’s proxy statement for the meeting.

Article 2—Directors

Section 2.2 “Number, Election and Qualification” was amended to reflect the fact that stock has been issued by the corporation and to conform the references to the revised Massachusetts Business Corporation Act.

Section 2.3 “Nomination of Directors” was amended to replace the word “Clerk” with the word “Secretary” in each place it appeared and to clarify that the corporation’s proxy materials may be provided electronically to stockholders. Section 2.3 was also amended to provide that any postponement or adjournment of a stockholder meeting for which notice has been provided does not commence a new time period for giving a stockholder’s notice. Section 2.3 was further amended to require a stockholder proponent to provide additional information with respect to any person the stockholder proposes to nominate for election as a director to enable the corporation to make a determination as to such person’s independence from the corporation.

Sections 2.4 “Enlargement of the Board” and 2.5 “Tenure” were each amended to delete the reference to the second paragraph of Section 2.2 such that any enlargement of the board of directors and tenure of a director is governed by the entirety of Section 2.2, which governs the number, election and qualification of directors.

Section 2.6 “Vacancies” was amended to conform the references to the revised Massachusetts Business Corporation Act.

Section 2.7 “Resignation” was revised to insert the word “Secretary” for “Clerk” and to add the Chairman of the Board to the list of officers to which a director could tender his resignation.

Section 2.8 “Removal” was amended to conform the references to the revised Massachusetts Business Corporation Act.

Section 2.11 “Meetings by Telephone Conference Calls or Other Electronic Communication” was amended to provide that meetings of the board of directors or its committees may be held by all electronic communication methods.

Section 2.12 “Notice of Special Meetings” was amended to delete the reference to “Clerk” and to provide that notice of a special meeting of the board of directors or its committees may be made by any electronic communication.

Section 2.15 “Action by Consent” was amended to provide that directors may provide their consent to an action by an electronic communication to the corporation.

Section 2.17 “Chairman of the Board and Vice-Chairman of the Board” was added as a result of moving former Section 3.7 to Article 2 and limiting that section to appointments of a Chairman of the Board and a Vice Chairman of the Board. The section was also amended to expressly provide that the duties of the Chairman of the Board include presiding at meetings of the directors and the stockholders.

Article 3—Officers

Section 3.1 “Enumeration” was amended to replace the reference to “Clerk” with “Secretary,” to provide that the Chief Executive Officer, in addition to the board of directors, may determine officers of the corporation and their titles, to add the position of Chief Executive Officer to the list of the required officers of the corporation and delete Chairman of the Board and Vice Chairman of the Board from the list of officers that may be appointed by the Board of Directors or the Chief Executive Officer under that section.

Section 3.2 “Election” was amended to replace the reference to “Clerk” with “Secretary,” to provide that officers of the corporation may also be chosen under the authority of the board of directors, and to add the position of Chief Executive Officer to the list of officers to be elected annually by the Board of Directors.

Section 3.3 “Qualification” was amended to eliminate the requirement that the Clerk be a resident of Massachusetts unless the corporation has a resident agent appointed for the service of process.

Section 3.4 “Tenure” was amended to replace the reference to “Clerk” with “Secretary,” to provide that the term of each of the President, Treasurer and Secretary may also be terminated by such person’s death, resignation or removal, to provide that all other officers serve at the pleasure of the directors and may be removed at any time, and to add the Chief Executive Officer to the list of officers whose tenure is described in that section.

Section 3.5 “Resignation and Removal” was amended to delete the reference to “Clerk,” to provide that an officer of the corporation may be removed at any time not only the board of directors but also under the authority of the board of directors, and to remove the procedure for use in connection with a removal of an officer for cause.

Section 3.6 “Vacancies” was amended to replace the reference to “Clerk” with “Secretary,” and to provide that any vacancy occurring in any office may be filled “by or under the authority of the Board of Directors,” rather than only by the Board of Directors.

Section 3.7 “Chairman of the Board and Vice Chairman of the Board” was deleted and substantially all of its content moved to Section 2.17.

Section 3.7 “Chief Executive Officer” was renumbered and re-titled from Section 3.8 President. This section was amended to substitute the Chief Executive Officer in place of the President as the officer who shall have general charge and supervision of the business of the corporation. The section was also amended to delete the sentences providing that President would be the chief executive officer of the corporation unless the Board of Directors had designated the Chairman of the Board or another officer as Chief Executive Officer and otherwise providing for duties of the President.

Section 3.8 “President” was added to describe the position of President of the corporation. Under this section, the President is subject to the direction of the Chief Executive Officer and shall have the general charge and supervision of the business of the corporation and shall possess such other powers as the Chief Executive Officer may prescribe. The section further provides that if no Chief Executive Officer has been appointed, or if the Chief Executive Officer is absent, unable or refuses to act, the President shall perform the duties of the Chief Executive Officer.

Section 3.9 “Vice Presidents” was amended to provide that the Chief Executive Officer, in addition to the Board of Directors, may assign titles to Vice Presidents of the corporation, to add the President to the list of officers who may prescribe the duties and powers of vice presidents of the corporation and to delete the sentence providing that vice presidents of the corporation may perform the duties of the President of the corporation if the President is absent, unable or refuses to act.

Section 3.10 “Treasurer and Assistant Treasurers” was amended to include subparagraph identifiers.

Section 3.11 “Clerk and Assistant Clerks” was re-titled “Secretary and Assistant Secretaries” and was amended to replace the references to “Clerk” and “Assistant Clerk” with “Secretary” and “Assistant Secretary,” respectively.

Section 3.12 “Secretary and Assistant Secretaries,” which covered the duties of a Secretary and Assistant Secretaries if appointed in addition to a Clerk, was deleted because it duplicated the contents of Section 3.11 as revised.

Article 4—Capital Stock

Section 4.2 “Certificate of Stock; Uncertificated Shares” was amended to provide that the corporation may issue uncertificated shares of its capital stock and that holders of uncertificated shares shall be provided with a statement of the information that would otherwise be set forth on a certificate for such shares and as required by the Massachusetts Business Corporation Act, and to add the Chief Executive Officer to the list of officers that may sign certificates for shares of stock of the corporation.

Section 4.3 “Transfers” was amended to provide for the transfer of uncertificated shares.

Section 4.4 “Record Date” was amended to permit the Board of Directors to establish a record date for a meeting of stockholders or the date for payment of any dividend or distribution to stockholders or the last date on which a consent or dissent of stockholders may be expressed not more than 70 days in advance of such event rather than 60 days as previously provided. Section 4.4 was also amended to provide that a determination of stockholders entitled to notice of or to vote at a meeting of stockholders is effective for any postponement or adjournment of the meeting unless the meeting is postponed or adjourned to a date more than 120 days after the date fixed for the original meeting, in which case the Board of Directors must fix a new record date.

Section 4.5 “Replacement of Certificates” was amended to provide that uncertificated shares may be issued in replacement of a lost, destroyed or mutilated certificate of capital stock of the corporation.

Article 5—Miscellaneous Provisions

Section 5.3 “Voting of Securities” was amended to add the President, the Chief Financial Officer and the Secretary of the corporation as persons who may act as proxy or attorney-in-fact for the corporation at any meeting of or other action by stockholders, shareholders or members of any corporation or organization whose securities are held by the corporation.

Section 5.4 “Corporate Records” was amended to delete the list of documents required to be kept by corporation and to require the corporation to keep such records as are required by the Massachusetts Business Corporation Act. Section 5.4 was further amended to delete the list of certain items for which stockholder review of the corporation’s records would be improper and to provide that such records shall be available for inspection by stockholders for any proper purpose and in conformity with the Massachusetts Business Corporation Act.

Section 5.5 “Evidence of Authority” was amended to delete the references to “Clerk,” “Assistant Clerk” and temporary Clerk and temporary Secretary.

Article 6—Amendments

The second paragraph of Article 6, which prohibited changes to the date fixed in the By-Laws for the annual meeting of stockholders within 60 days before such date and required notice of any other change in such date be given to stockholders at least 20 days before the new fixed date for such meeting, was deleted.

STOCKHOLDER PROPOSALS AND NOMINATIONS

How to Submit a Proposal

If you wish to nominate a person for election as a director or make another proposal for consideration at the 2011 Annual Meeting of Stockholders, you must give written notice to us between September 22, 2010 and October 22, 2010, including the information required by our by-laws. The information required by our by-laws with respect to director nominations is described below.

Under SEC rules, if you desire that such proposal be included in our proxy statement and proxy card, you must give written notice to us no later than September 22, 2010.

Your written proposal must be sent to:	Aaron C. von Staats Secretary Parametric Technology Corporation 140 Kendrick Street Needham, Massachusetts 02494

In order to curtail controversy as to the date on which PTC receives a proposal, you should submit your proposal by Certified Mail-Return Receipt Requested.

Information to be Provided in Connection with Director Nominations

If you wish to recommend a person for election as a director, your proposal should include the information described below and a brief statement describing the reasons you believe the person would be an effective director for PTC.

Information about the Director Nominee

You must provide the following information about the director nominee:

•	the name, age, and business and residence addresses of the person,

•

the principal occupation or employment of the person for the past five years, as well as information about any other board of directors and board committee on which the person has served during that period,

•	the number of shares of PTC stock, if any, beneficially owned by the person,

•

whether or not the person is currently “independent” from PTC under the independence standards of the NASDAQ Global Select Market and all facts that currently prevent the person from being independent under such standards, if applicable, and

•

any other information relating to the person that is required to be disclosed in solicitations for proxies for election of directors pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended.

Information about the Nominating Stockholder

You must provide the following information about yourself:

•	your name and record address and the name and address of the beneficial owner of our shares, if any, on whose behalf the proposal is made,

•

a description of all familial, compensatory, financial and/or other relationships, arrangements and transactions, existing at any time within the preceding three years or currently proposed, between the person and you or the beneficial owner of our shares on whose behalf the proposal is made, if any, or any of your or their respective affiliates and associates, and

•	the details of all the following that are held and/or beneficially owned, directly or indirectly, including through any entity, by you and by such beneficial owner, if any:

—	the number of shares of PTC stock,

—	any option, warrant, convertible security, stock appreciation right, or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to PTC stock or with a value derived in whole or in part from the value of PTC stock, whether or not such instrument or right is subject to settlement in PTC stock or otherwise (a “derivative instrument”) and any other direct or indirect opportunity of any such person to profit or share in any profit derived from any increase or decrease in the value of PTC stock,

—	any proxy, contract, arrangement, understanding, or relationship pursuant to which you or such other beneficial owner, if any, has a right to vote any shares of PTC stock,

—	any short interest in PTC stock (that is, if you directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, have the opportunity to profit or share in any profit derived from any decrease in the value of PTC stock),

—	any rights to dividends on PTC stock that are separated or separable from PTC stock, and

—	any performance-related fees (other than an asset-based fee) that you or such beneficial owner, if any, is entitled to based on any increase or decrease in the value of PTC stock or derivative instruments, if any, as of the date of your notice, including without limitation any such interest held by members of your immediate family sharing the same household.

The Committee may require any proposed nominee to furnish such other information as it may reasonably require to determine the proposed nominee’s eligibility, or lack thereof, to serve as a director of PTC.

By Order of the Board of Directors,

AARON C. VON STAATS

Secretary

January 20, 2010

The Board of Directors hopes that stockholders will attend the Annual Meeting of Stockholders. Whether or not you plan to attend, we encourage you to vote in advance of the Annual Meeting of Stockholders. Voting promptly will greatly facilitate arrangements for the meeting and your cooperation will be appreciated.

Appendix A

PARAMETRIC TECHNOLOGY CORPORATION

2009 EXECUTIVE CASH INCENTIVE PERFORMANCE PLAN

1. Purpose. The purpose of the Plan is to provide incentives in the form of cash bonuses to the Company’s executive officers who make significant contributions to the Company’s success and profitability. Awards under the Plan are intended to qualify as performance-based compensation under Section 162(m) of the Code. This Plan amends and restates the Executive Incentive Performance Plan adopted December 7, 2004.

2. Administration. This Plan shall be administered by the Committee. Subject to the express terms of the Plan, the Committee shall have full power and authority to construe, interpret and administer the Plan. The Committee shall have the authority to adopt, alter and repeal such rules, regulations, policies, guidelines and practices governing the operation of the Plan as it shall from time to time consider advisable, necessary or appropriate for the administration of the Plan. The Committee’s decisions hereunder shall be final and binding. No member of the Committee shall be liable for any action or determination made in good faith with respect to this Plan or any Bonus Award.

3. Eligibility. Executive officers capable of contributing to the successful performance of the Company are eligible to receive Bonus Awards for a Performance Period under the Plan, as selected by the Committee in its sole discretion. No officer shall at any time have the right to be selected as a Participant nor, having been selected as a Participant for one Performance Period, to be selected as a Participant for any other Performance Period.

4. Bonus Awards.

(a) The Committee, in its sole discretion, shall from time to time: (i) determine the executive officers who will participate in the Plan; (ii) set one or more potential bonus amounts for each Participant for each Performance Period; (iii) establish Performance Goals and any other terms and conditions applicable to Participants’ Bonus Awards for each Performance Period; (iv) calculate and determine each Participant’s level of attainment of such goals; and (v) calculate the Bonus Award for each Participant based upon such level of attainment.

(b) A Participant’s potential bonus(es) and applicable Performance Goals established under the Plan shall be evidenced by a writing delivered to the Participant prior to or during the Performance Period for which such Bonus Award may be made and containing such other terms and conditions not inconsistent with the provisions of the Plan as the Committee considers necessary or advisable to achieve the purposes of the Plan or to comply with applicable tax and regulatory laws and accounting principles.

(c) Bonus Awards will be earned by a Participant based upon the level of attainment of his or her Performance Goals during the Performance Period; provided that the Committee may reduce the amount of any Bonus Award in its sole and absolute discretion notwithstanding the achievement of any of the stated Performance Goals.

(d) Unless otherwise determined by the Committee, each Bonus Award awarded under the Plan shall be a Section 162(m) Bonus Award and will be subject to the following requirements:

(i) No Section 162(m) Bonus Award may be paid in years after 2009 unless and until the Company’s shareholders have approved the Plan in a manner which complies with the shareholder approval requirements set forth in Section 162(m) of the Code or any successor provision.

(ii) The maximum amount of a Section 162(m) Bonus Award that may be paid to any Participant based on one or more Performance Periods ending in a fiscal year shall be $10 million.

(iii) The Performance Goals, and the maximum, target and/or threshold (as applicable) bonus amounts payable upon attainment thereof, must be established by the Committee within the time period required to qualify for the performance-based compensation exception to Section 162(m) of the Code or any successor provision.

(iv) No Section 162(m) Bonus Award may be paid until the Committee has certified the level of attainment of the applicable Performance Goals.

5. Performance Goals. Performance Goals shall relate to the performance (defined by absolute and/or relative measures) of the Company, any of its divisions, business units, subsidiaries, products or lines of business, and/or the Participant individually. The Committee may determine the threshold, target(s), or other levels of performance that must be achieved, with corresponding threshold, target, maximum, upside, or other bonus payments contingent upon the attainment of the relevant Performance Goals. In establishing the performance levels, the Committee may specify the measures to be used to evaluate Performance Goal achievement and the weighting of each Performance Goal. Performance Goals may be measured: individually, alternatively or in any combination, including through an index; with respect to the Company, a Company subsidiary, division, business unit, product line, product or any combination of the foregoing; on an absolute basis, or relative to a target, to a designated comparison group, to results in other periods or to other external measures. The Committee may specify any reasonable definition of the measures it uses. Such definitions may provide for reasonable adjustments to the measures and may include or exclude items, including but not limited to: extraordinary or unusual and nonrecurring gains or losses, litigation or claim judgments or settlements, material changes in tax laws, acquisitions or divestitures, the cumulative effect of accounting changes, asset write-downs, restructuring charges, the impact of changes in foreign exchange rates or the results of discontinued operations or products.

6. Payments.

(a) Within a reasonable time after the end of any Performance Period (which may at the Committee’s discretion be after the Company’s receipt of an audit opinion on its financial statements in the case of a fiscal year period) and before payment of any Bonus Award, the Committee shall determine the extent to which the respective Performance Goals and any other material terms of the Bonus Awards have been satisfied. Except as provided in an employment or other agreement between the Participant and the Company, a Participant shall be eligible to receive payment of the Bonus Award earned during a Performance Period if the Participant is employed on the last day of the Performance Period and regardless of any subsequent termination of employment prior to the actual payment of the Bonus Award. Payment of an earned Bonus Award shall be made in cash and shall made no later than March 15 of the calendar year following the close of the Performance Period (or if later, by the 15th day of the third month following the end of the Company’s fiscal year containing the last day of the Performance Period).

(b) The Committee shall determine the effect on any payment under the Plan of the disability or death of a Participant. The Committee may in its discretion at any time modify or terminate any Participant’s eligibility for any payment hereunder if the Committee determines that the Participant has engaged in activity in competition with, or otherwise harmful to the interests of, the Company. Except as provided in the preceding sentence or in Section 7 below, the Committee may not exercise any discretionary authority it may otherwise have under this Plan with respect to any Section 162(m) Bonus Award to waive the achievement of the applicable Performance Goals, to increase the amount payable pursuant thereto or otherwise take any action, that would cause such award to cease to qualify as a Section 162(m) Bonus Award.

7. Change in Control. In order to preserve a Participant’s rights hereunder in the event of a Change in Control, the Committee in its discretion may, at any time, take one or more of the following actions: (i) provide for the acceleration of any time period relating to any payment hereunder, (ii) provide for payment to the Participant upon the Change in Control of cash or other property equal to the amount that would otherwise have been paid hereunder, (iii) adjust the criteria applicable to the payment of any amount hereunder in a manner determined by the Committee to reflect the Change in Control, (iv) cause the Company’s obligations under this Plan to be assumed, or new obligations substituted therefor, by another entity, or (v) make such other provision as the Committee may consider equitable to Participants and in the best interests of the Company.

8. Definitions. As used in the Plan, the following capitalized shall have the meanings indicated:

“Board” means the Board of Directors of the Company.

“Bonus Award” means a cash award, as determined by the Committee, to be granted to a Participant subject to the achievement of one or more Performance Goals and such other terms and conditions as the Committee may impose.

“Change in Control” means the occurrence of any of the following events:

(i) any “person,” as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (other than the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company, or any corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportion as their ownership of stock in the Company) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding securities (other than as a result of acquisitions of such securities from the Company);

(ii) individuals who, as of the date of adoption hereof, constitute the Board of Directors of the Company (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to the adoption hereof whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of the Company) shall be, for purposes of this Plan, considered to be a member of the Incumbent Board;

(iii) the consummation of a merger, share exchange or consolidation of the Company or any subsidiary of the Company with any other corporation (each a “Business Combination”), other than (A) a Business Combination that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of another entity) beneficial ownership, directly or indirectly, of a majority of the combined voting power of the Company or the surviving entity (including any person that, as a result of such transaction, owns all or substantially all of the Company’s assets either directly or through one or more subsidiaries) outstanding immediately after such Business Combination or (B) a merger, share exchange or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no “person” (as defined above) is or becomes the beneficial owner of 50% or more of the combined voting power of the Company’s then outstanding securities; or

(iv) the stockholders of the Company approve (A) a plan of complete liquidation of the Company; or (B) an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets but excluding a sale or spin-off of a product line, business unit or line of business of the Company if the remaining business is significant as determined by the Committee in its sole discretion.

“Code” means the Internal Revenue Code of 1986, as amended.

“Committee” means a committee appointed by the Board to administer the Plan and comprised of not less than two members of the Board, each of whom is an “outside director” within the meaning of Section 162(m) of the Code.

“Company” means Parametric Technology Corporation, a Massachusetts corporation.

“Participant” means any executive officer selected by the Committee to participate in the Plan.

“Performance Goals” means objective performance criteria established by the Committee with respect to Section 162(m) Bonus Awards. Performance Goals may be based on any one or more of the following criteria: revenue; revenue growth; sales; expenses; margins; net income; earnings or earnings per share; cash flow; shareholder return; return on investment; return on invested capital, assets, or equity; profit before or after tax; operating profit; return on research and development investment; market capitalization; new product releases; quality improvements; brand or product recognition or acceptance (including market share); cycle time reductions; customer satisfaction measures; strategic positioning or marketing programs or campaigns; strategic accounts or alliances or partnerships; business or information systems or organizational improvements; expense management; infrastructure support programs; human resource programs; customer programs; technology development programs; merger or acquisition integration.

“Performance Period” means the period of time during which performance is measured to determine the level of attainment of a Bonus Award, which shall be the fiscal year of the Company or other period as determined by the Committee.

“Plan” means the Parametric Technology Corporation 2009 Executive Cash Incentive Performance Plan.

“Section 162(m) Bonus Award” means a Bonus Award which is intended to qualify for the performance-based compensation exception to Section 162(m) of the Code.

9. Unfunded Plan. The Plan shall be unfunded. The Company shall not be required to segregate any assets for payment under the Plan, nor shall the Plan be construed as providing for such segregation, nor shall the Company, the Board of Directors or the Committee be deemed to be a trustee of any amount payable under the Plan. Any liability of the Company to any Participant under the Plan shall be based solely upon any contractual obligations that may be created pursuant to the Plan, and no such obligation of the Company shall be deemed to be secured by any pledge or other encumbrance on any property of the Company. The Plan is not intended to be subject to the Employee Retirement Income Security Act of 1974, as amended.

10. Non-Transferability. A Participant shall not assign, sell, encumber, transfer or otherwise dispose of any rights or interests under the Plan other than by will or the laws of descent and distribution. Any attempted disposition shall be null and void.

11. No Right to Continued Employment. Neither the adoption, maintenance or operation of the Plan nor any notification of a potential bonus hereunder shall confer upon any person any right with respect to continued employment with the Company nor shall they interfere with the rights of the Company at any time to terminate or otherwise change the terms of his or her employment, including, without limitation, the right to promote, demote or otherwise re-assign any employee from one position to another within the Company or any of its affiliates.

12. Withholding. The Company shall withhold or cause to be withheld from any or all cash payments paid under the Plan all amounts necessary to satisfy all federal, state, local, foreign and other taxes required by law to be withheld with respect to such payments.

13. Amendment and Termination of Plan. The Committee may, from time to time, amend, suspend or terminate the Plan in order to comply with any legal requirements or for any other purpose, or no purpose, as permitted by law; provided, however, that no amendment may be made without the approval of the Company’s shareholders if the effect of such amendment would be to cause outstanding or pending Section 162(m) Bonus Award to cease to qualify for the performance-based compensation exception to Section 162(m) of the Code. The Committee shall determine the effect of any such action on any proposed payment(s) under the Plan. The material terms of the Performance Goals shall be submitted to the Company’s shareholders for reapproval at such times as are required for the Bonus Awards to qualify as performance-based compensation under Section 162(m) of the Code.

14. Governing Law. The Plan shall be governed by, and construed in accordance with, the internal laws of the Commonwealth of Massachusetts.

Adopted November 3, 2009

Appendix B

PARAMETRIC TECHNOLOGY CORPORATION

2000 EQUITY INCENTIVE PLAN

1. Purpose.

The purpose of the Parametric Technology Corporation 2000 Equity Incentive Plan (the “Plan”) is to attract and retain directors and key employees and consultants of the Company and its Affiliates, to provide an incentive for them to achieve performance goals, and to enable them to participate in the growth of the Company by granting Awards with respect to the Company’s Common Stock. Certain capitalized terms used herein are defined in Section 9 below.

2. Administration.

The Plan shall be administered by the Committee; provided, that the Board may in any instance perform any of the functions of the Committee hereunder. The Committee shall select the Participants to receive Awards and shall determine the terms and conditions of the Awards. The Committee shall have authority to adopt, alter and repeal such administrative rules, guidelines and practices governing the operation of the Plan as it shall from time to time consider advisable, and to interpret the provisions of the Plan. The Committee’s decisions shall be final and binding. To the extent permitted by applicable law, the Committee may delegate to one or more executive officers of the Company the power to make Awards to Participants who are not Reporting Persons or Covered Employees and all determinations under the Plan with respect thereto, provided that the Committee shall fix the maximum amount of such Awards for all such Participants and a maximum for any one Participant.

3. Eligibility.

All directors and all employees and consultants of the Company or any Affiliate capable of contributing to the successful performance of the Company are eligible to be Participants in the Plan. Incentive Stock Options may be granted only to persons eligible to receive such Options under the Code.

4. Stock Available for Awards.

(a) Amount. Up to an aggregate of 22,300,000 shares of Common Stock, subject to adjustment under subsection (b) may be issued pursuant to Awards, including Incentive Stock Options, under the Plan. If any Award expires or is terminated unexercised or is forfeited, the shares subject to such Award, to the extent of such expiration, termination, or forfeiture, shall again be available for award under the Plan. Common Stock issued through the assumption or substitution of outstanding grants from an acquired company shall not reduce the shares available for Awards under the Plan. Shares issued under the Plan may consist of authorized but unissued shares or treasury shares.

(b) Adjustment. In the event of any equity restructuring, whether a stock dividend, recapitalization, split-up or combination of shares, or otherwise, affects the Common Stock such that an adjustment is required in order to preserve the benefits intended to be provided by the Plan, the Committee (subject in the case of Incentive Stock Options to any limitation required under the Code) shall equitably adjust any or all of (i) the number and kind of shares in respect of which Awards may be made under the Plan, (ii) the number and kind of shares subject to outstanding Awards and (iii) the exercise price with respect to any of the foregoing, provided that the number of shares subject to any Award shall always be a whole number.

(c) Limit on Individual Grants. Subject to adjustment under subsection (b) above, the maximum number of shares of Common Stock that are either subject to Options and Stock Appreciation Rights or are granted as Restricted Stock Units, Restricted Stock or unrestricted stock Awards with respect to which Performance Goals apply under Section 7 below that may be granted to any Participant in the aggregate in any fiscal year shall not exceed 800,000.

5. Stock Options.

(a) Grant of Options. Subject to the provisions of the Plan, the Committee may grant options (“Options”) to purchase shares of Common Stock (i) complying with the requirements of Section 422 of the Code or any successor provision and any regulations thereunder (“Incentive Stock Options”) and (ii) not intended to comply with such requirements (“Nonstatutory Stock Options”). The Committee shall determine the number of shares subject to each Option and the exercise price therefor, which shall not be less than 100% of the Fair Market Value of the Common Stock on the date of grant. No Incentive Stock Option may be granted hereunder more than ten years after the effective date of the Plan.

(b) Terms and Conditions. Each Option shall be exercisable at such times and subject to such terms and conditions as the Committee may specify in the applicable grant or thereafter. The Committee may impose such conditions with respect to the exercise of Options, including conditions relating to applicable federal or state laws, as it considers necessary or advisable.

(c) Payment. No shares shall be delivered pursuant to any exercise of an Option until payment in full of the exercise price therefor is received by the Company. Such payment may be made in whole or in part in cash or, to the extent permitted by the Committee at or after the grant of the Option, by delivery of shares of Common Stock owned by the optionee valued at their Fair Market Value on the date of delivery, or such other lawful consideration, including a payment commitment of a financial or brokerage institution, as the Committee may determine.

6. Stock Appreciation Rights.

(a) Grant of SARs. Subject to the provisions of the Plan, the Committee may grant rights to receive any excess in value of shares of Common Stock over the exercise price (“Stock Appreciation Rights” or “SARs”). The Committee shall determine at the time of grant or thereafter whether SARs are settled in cash, Common Stock or other securities of the Company, Awards or other property, and may define the manner of determining the excess in value of the shares of Common Stock.

(b) Exercise Price. The Committee shall fix the exercise price of each SAR or specify the manner in which the price shall be determined. An SAR may not have an exercise price less than 100% of the Fair Market Value of the Common Stock on the date of the grant, provided that an SAR granted to a new employee or consultant in connection with the hiring of such person may have a lower exercise price so long as it is not less than 100% of Fair Market Value on the date the person accepts the Company’s offer of employment or the date employment commences, whichever is lower.

7. Stock and Stock Unit Awards.

(a) Grant of Restricted or Unrestricted Stock Awards. The Committee may grant shares of Common Stock subject to forfeiture (“Restricted Stock”) and determine the duration of the period (the “Restricted Period”) during which, and the conditions under which, the shares may be forfeited to the Company and the other terms and conditions of such Awards. Shares of Restricted Stock may not be sold, assigned, transferred, pledged or otherwise encumbered, except as permitted by the Committee, during the Restricted Period. Shares of Restricted Stock shall be evidenced in such manner as the Committee may determine. Any certificates issued in respect of shares of Restricted Stock shall be registered in the name of the Participant and unless otherwise determined by the Committee, deposited by the Participant, together with a stock power endorsed in blank, with the Company. At the expiration of the Restricted Period, the Company shall deliver such certificates to the Participant or if the Participant has died, to the Participant’s Designated Beneficiary. The Committee also may make Awards of shares of Common Stock that are not subject to restrictions or forfeiture, on such terms and conditions as the Committee may determine from time to time.

(b) Grant of Restricted Stock Units. The Committee may grant the right to receive in the future shares of Common Stock subject to forfeiture (“Restricted Stock Units”) and determine the duration of the Restricted

Period during which, and the conditions under which, the Award may be forfeited to the Company and the other terms and conditions of such Awards. Restricted Stock Unit Awards shall constitute an unfunded and unsecured obligation of the Company, and shall be settled in shares of Common Stock or cash, as determined by the Committee at the time of grant or thereafter. Such Awards shall be made in the form of “units” with each unit representing the equivalent of one share of Common Stock.

(c) Performance Goals; Consideration. The Committee may establish Performance Goals for the granting of Restricted Stock, unrestricted stock Awards, Restricted Stock Units or the lapse of risk of forfeiture of Restricted Stock or Restricted Stock Units. Shares of Restricted Stock or unrestricted stock or Restricted Stock Units may be issued for no cash consideration, such minimum consideration as may be required by applicable law or such other consideration as the Committee may determine.

8. General Provisions Applicable to Awards.

(a) Documentation. Each Award under the Plan shall be evidenced by a writing delivered to the Participant or agreement executed by the Participant specifying the terms and conditions thereof and containing such other terms and conditions not inconsistent with the provisions of the Plan as the Committee considers necessary or advisable to achieve the purposes of the Plan or to comply with applicable tax and regulatory laws and accounting principles. No Award to any Participant subject to United States income taxation shall provide for the deferral of compensation that does not comply with Section 409A of the Code.

(b) Committee Discretion. Each type of Award may be made alone, in addition to or in relation to any other Award. The terms of each type of Award need not be identical, and the Committee need not treat Participants uniformly. Except as otherwise provided by the Plan or a particular Award, any determination with respect to an Award may be made by the Committee at the time of grant or at any time thereafter.

(c) Dividends and Cash Awards. In the discretion of the Committee, any Award under the Plan may provide the Participant with (i) dividends or dividend equivalents payable (in cash or in the form of Awards under the Plan) currently or deferred with or without interest and (ii) cash payments in lieu of or in addition to an Award.

(d) Termination of Service. The Committee shall determine the effect on an Award of the disability, death, retirement or other termination of service of a Participant and the extent to which, and the period during which, the Participant’s legal representative, guardian or Designated Beneficiary may receive payment of an Award or exercise rights thereunder.

(e) Change in Control. In order to preserve a Participant’s rights under an Award in the event of a change in control of the Company (as defined by the Committee), the Committee in its discretion may, at the time an Award is made or at any time thereafter, take such actions, including without limitation one or more of the following: (i) providing for the acceleration of any time period relating to the exercise or payment of the Award, (ii) providing for payment to the Participant of cash or other property with a Fair Market Value equal to the amount that would have been received upon the exercise or payment of the Award had the Award been exercised or paid upon the change in control, whereupon the Award shall terminate, (iii) adjusting the terms of the Award in a manner determined by the Committee to reflect the change in control, or (iv) causing the Award to be assumed, or new rights substituted therefor, by another entity, as the Committee may consider equitable to Participants and in the best interests of the Company.

(f) Transferability. In the discretion of the Committee, any Award may be made transferable upon such terms and conditions and to such extent as the Committee determines, provided that Incentive Stock Options may be transferable only to the extent permitted by the Code. The Committee may in its discretion waive any restriction on transferability.

(g) Withholding Taxes. The Participant shall pay to the Company, or make provision satisfactory to the Committee for payment of, any taxes required by law to be withheld in respect of Awards under the Plan no later than the date of the event creating the tax liability. The Company and its Affiliates may, to the extent permitted by law, deduct any such tax obligations from any payment of any kind due to the Participant hereunder or otherwise. In the Committee’s discretion, the minimum tax obligations required by law to be withheld in respect of Awards may be paid in whole or in part in shares of Common Stock, including shares retained from the Award creating the tax obligation, valued at their Fair Market Value on the date of retention or delivery.

(h) Foreign Nationals. Awards may be made to Participants who are foreign nationals or employed outside the United States on such terms and conditions different from those specified in the Plan as the Committee considers necessary or advisable to achieve the purposes of the Plan or to comply with applicable laws.

(i) Amendment of Award. The Committee may amend, modify or terminate any outstanding Award, including without limitation changing the date of exercise or realization, causing the Award to be assumed by another entity, and converting an Incentive Stock Option to a Nonstatutory Stock Option, provided that the Participant’s consent to such action shall be required (a) if such action would terminate, or reduce the number of shares issuable under, an Option, unless any time period relating to the exercise of such Option or the eliminated portion, as the case may be, is accelerated before such termination or reduction, in which case the Committee may provide for the Participant to receive cash or other property equal to the net value that would be received upon exercise of the terminated Option or the eliminated portion, as the case may be, and (b) in any other case, unless the Committee determines that the action, taking into account any related action, would not materially and adversely affect the Participant. The Committee shall not, without further approval of the stockholders of the Company, authorize the amendment of any outstanding Option to reduce the exercise price. Furthermore, no Option shall be canceled and replaced with Options having a lower exercise price without approval of the stockholders of the Company.

9. Certain Definitions.

“Affiliate” means any business entity in which the Company owns directly or indirectly 50% or more of the total voting power or has a significant financial interest as determined by the Committee.

“Award” means any Option, Stock Appreciation Right, Restricted Stock or Restricted Stock Unit granted under the Plan.

“Board” means the Board of Directors of the Company.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, or any successor law.

“Committee” means one or more committees each comprised of not less than two members of the Board appointed by the Board to administer the Plan or a specified portion thereof. Unless otherwise determined by the Board, if a Committee is authorized to grant Awards to a Reporting Person or a Covered Employee, each member shall be a “non-employee director” within the meaning of Rule 16b-3 under the Exchange Act or an “outside director” within the meaning of Section 162(m) of the Code, respectively.

“Common Stock” or “Stock” means the Common Stock, $.01 par value, of the Company.

“Company” means Parametric Technology Corporation, a Massachusetts corporation.

“Covered Employee” means a “covered employee” within the meaning of Section 162(m) of the Code.

“Designated Beneficiary” means the beneficiary designated by a Participant, in a manner determined by the Committee, to receive amounts due or exercise rights of the Participant in the event of the Participant’s death. In the absence of an effective designation by a Participant, “Designated Beneficiary” means the Participant’s estate.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, or any successor law.

“Fair Market Value” means, with respect to Common Stock or any other property, the fair market value of such property as determined by the Committee in good faith or in the manner established by the Committee from time to time.

“Participant” means a person selected by the Committee to receive an Award under the Plan.

“Performance Goals” means one or more objective performance goals based on one or more of the following criteria established by the Committee: revenue; revenue growth; sales; expenses; margins; net income; earnings or earnings per share; cash flow; shareholder return; return on investment; return on invested capital, assets, or equity; profit before or after tax; operating profit; return on research and development investment; market capitalization; new product releases; quality improvements; market share; cycle time reductions; customer satisfaction measures; strategic positioning or marketing programs; business/information systems improvements; expense management; infrastructure support programs; human resource programs; customer programs; technology development programs; or any combination of any of the foregoing, and may be particular to a Participant or may be based, in whole or in part, on the performance of the division, department, line of business, subsidiary, or other business unit, whether or not legally constituted, in which the Participant works or on the performance of the Company generally.

“Reporting Person” means a person subject to Section 16 of the Exchange Act.

10. Miscellaneous.

(a) No Right To Employment. No person shall have any claim or right to be granted an Award. Each employee of the Company or any of its Affiliates is an employee-at-will (that is to say that either the Participant or the Company or any Affiliate may terminate the employment relationship at any time for any reason or no reason at all) unless and only to the extent provided in a written employment agreement for a specified term executed by the chief executive officer of the Company or his duly authorized designee or the authorized signatory of any Affiliate. Neither the adoption, maintenance, nor operation of the Plan nor any Award hereunder shall confer upon any employee or consultant of the Company or of any Affiliate any right with respect to the continuance of his/her employment by or other service with the Company or any such Affiliate nor shall they interfere with the rights of the Company (or Affiliate) to terminate any employee at any time or otherwise change the terms of employment, including, without limitation, the right to promote, demote or otherwise re-assign any employee from one position to another within the Company or any Affiliate.

(b) No Rights As Stockholder. Subject to the provisions of the applicable Award, no Participant or Designated Beneficiary shall have any rights as a stockholder with respect to any shares of Common Stock to be issued under the Plan until he or she becomes the holder thereof. A Participant to whom Common Stock is awarded shall be considered the holder of the Stock at the time of the Award except as otherwise provided in the applicable Award.

(c) Effective Date. The “effective date” of the Plan, from time to time, shall be the most recent date that the Plan was adopted or that it was approved by the stockholders, if earlier (as such terms are used in the regulations under Section 422 of the Code).

(d) Amendment of Plan. The Board may amend, suspend or terminate the Plan or any portion thereof at any time, subject to such stockholder approval as the Board determines to be necessary or advisable to comply with any tax or regulatory requirement.

(e) Governing Law. The provisions of the Plan shall be governed by and interpreted in accordance with the laws of the Commonwealth of Massachusetts.

Approved by the Stockholders on March 4, 2009

PARAMETRIC TECHNOLOGY CORPORATION 140 KENDRICK STREET NEEDHAM, MA 02494	VOTE BY INTERNET - www.proxyvote.com
Use the Internet to vote and to access the proxy materials up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain the proxy materials and to vote.
ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
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VOTE BY PHONE - 1-800-690-6903
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VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
M18698-P87938 KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

PARAMETRIC TECHNOLOGY CORPORATION THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE FOLLOWING:			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
Vote on Directors			☐	☐	☐
1.	Elect three Class II Directors to serve for the next three years:
Nominees:
01) Paul A. Lacy
02) Michael E. Porter
03) Robert P. Schechter

Vote on Proposal
THE BOARD OF DIRECTORS RECOMMENDS YOU VOTE FOR THE FOLLOWING PROPOSAL(S):								For	Against	Abstain
2.	Approve the performance goals under the 2009 Executive Cash Incentive Performance Plan.							☐	☐	☐

3.	Re-approve the performance goals under the 2000 Equity Incentive Plan.							☐	☐	☐

4.	Confirm the selection of PricewaterhouseCoopers LLP as PTC’s independent registered public accounting firm for the current fiscal year.							☐	☐	☐
For address changes and/or comments, please check this box and write them on the back where indicated.					☐
Please indicate if you plan to attend this meeting.			☐	☐
			Yes	No

Please sign name(s) exactly as appearing on the stock certificate. If shares are held jointly, each joint owner should personally sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Signature [PLEASE SIGN WITHIN BOX]		Date				Signature (Joint Owners)	Date

Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement & Form 10K Wrap are available at www.proxyvote.com.

M18699-P87938

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

PARAMETRIC TECHNOLOGY CORPORATION

PROXY FOR THE 2010 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MARCH 3, 2010

The undersigned, revoking all prior proxies, hereby appoints Cornelius F. Moses, III and Aaron C. von Staats, or either of them acting singly, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of Parametric Technology Corporation (“PTC”) that the undersigned is entitled, if personally present, to vote at the 2010 Annual Meeting of Stockholders to be held at 8:30 a.m., local time, on Wednesday, March 3, 2010, at the Ritz Carlton Hotel & Resort, 280 Vanderbilt Road, Naples, Florida 34108, and any adjournment or postponement thereof.

You may vote at the Annual Meeting if you were a PTC stockholder at the close of business on January 4, 2010. Your attendance at the Annual Meeting will not be deemed to revoke this proxy unless you revoke this proxy in writing and vote in person at the Annual Meeting. Along with this proxy, we are sending you notice of the Annual Meeting and the related proxy statement, as well as our Annual Report to Stockholders, including our Annual Report on Form 10-K with our financial statements, for the year ended September 30, 2009.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED STOCKHOLDER. IF THE SIGNED PROXY IS RETURNED BUT NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES FOR THE BOARD OF DIRECTORS LISTED ON THE REVERSE SIDE AND FOR PROPOSALS 2, 3 AND 4. THE PROXIES ARE AUTHORIZED TO VOTE IN THEIR DISCRETION UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE